UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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FIFTH THIRD BANCORP

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FIFTH THIRD BANCORP

2020 PROXY STATEMENT

This proxy statement, notice of the 2020 Annual Meeting, notice of internet availability, form of proxy, and the Annual Report of the Company for the year 2019 are first being sent or made available to shareholders on or about March 4, 2020.

Chairman & Lead Independent Director

Joint Letter to our Shareholders

To our Fellow Shareholders:

We are pleased to invite you to the 2020 Annual Meeting of Shareholders to be held on Tuesday, April 14, 2020 in Cincinnati, Ohio.

2019 was another successful year for Fifth Third, during which the Board was privileged to work with Fifth Third’s many dedicated associates to deliver strong results for its stakeholders while continuing to make significant investments in its products, people, and technology for the future. The CEO Letter included with Fifth Third’s Annual Report includes some key highlights of these results and investments.

We believe that a strong corporate governance program formed the foundation for Fifth Third’s accomplishments in 2019. In this letter, we would like to share with you some of the ways in which the Board has worked with management to achieve these outcomes.

First, the Board is actively engaged in overseeing Fifth Third’s long-term strategy. Over the course of the past year, the Board met regularly with senior leadership to review, and challenge as appropriate, the Company’s strategic direction. This involved discussions and updates on various aspects of its corporate strategy at each of its regularly scheduled Board meetings, including an annual review and approval of a robust three-year strategic and financial plan beginning in the fall. It also included in-depth discussions regarding the alignment of the Company’s compensation plans, risk governance frameworks, and other programs with its overall strategic objectives. And we are ever mindful of the spaces in between – there has been ongoing communication and engagement between the Board and members of management and emerging leaders, which underpins our ability to provide meaningful oversight and guidance.

Just as important, as the Board of a major financial services company, we provide oversight to ensure an effective risk management program is in place to govern our organization as we pursue opportunities and growth. In 2019, the Board continued to hold management accountable for maintaining credit discipline, a resilient balance sheet, and an effective and efficient risk and control environment. Our risk and control policies and procedures have integrated our associates from MB Financial and continued adapting to the evolving technology, information security, and data privacy risks facing our industry. And, we have recalibrated our processes as necessary to accommodate our conversion to a nationally chartered bank. Our directors also participated in critical “out of boardroom” risk management activities, such as tabletop exercises on cybersecurity management and credit risk reviews, to ensure that their understanding of key risk topics is sufficient for them to exercise meaningful oversight. In today’s rapidly changing markets, maintaining an engaged, informed, and educated Board forms a key component of a robust risk management framework.

In addition, the Board is deeply committed to the maintenance of a strong corporate culture. In particular, that means an investment in Fifth Third’s most tangible strengths – our employees and our communities. In 2019, we were pleased to see Fifth Third invest in the future with substantial minimum wage increases for employees, continued commitment to the journey of diversity, and inclusion at all levels – from the Board, to employees, to suppliers – which we view as a strategic imperative and integral to furthering our culture. We have also been heavily engaged in reviewing the composition and performance of both management and the Board itself, to maintain an appropriate balance of experience and fresh perspective, and to ensure that we have the right skills both for the present and for the future of banking. In 2019, we reviewed talent and continue ▶

Chairman & Lead Independent Director

Joint Letter to our Shareholders

succession planning at an organizational and individual level at a special annual Board session, and we conducted a rigorous Board self-evaluation process that included a review of skills, qualifications, and performance at Board level. We believe this healthy annual review of talent, succession, and performance helps us maintain a culture of continuous improvement and is critical to our ability to deliver on our commitments for the future. As a result of these efforts, four new directors (including one woman and one member of the African-American community) have joined our Board in the last four years – and our senior management team has on-boarded new, dedicated, and energized talent. We expect more to come.

In 2019, Fifth Third continued to expand its commitments to environmental, social, governance (“ESG”) and sustainability, including publication of its first Climate-related Financial Disclosure Report, informed by the Task Force on Climate-related Financial Disclosures (or “TCFD”). We hope that you will review Fifth Third’s various ESG and Corporate and Social Responsibility reports which describe our vision and what we do to deliver value, including building stronger communities, with its customers at the center of these actions.

On behalf of the Board, we thank you for your support and for your continued investment in Fifth Third. Your vote is important to us, and we encourage you to read the Proxy Statement carefully and vote your shares per the instructions included herein. We are excited to continue our partnership with you over the years to come, and we hope to see you at our annual meeting. We look forward to making the future a Fifth Third better with you.

Faithfully,

Greg D. Carmichael Chairman, President and Chief Executive Officer	Marsha C. Williams Lead Independent Director

Notice of 2020 Annual Meeting of the Shareholders

Items of Business:
1	Election of all members of the Board of Directors to serve until the Annual Meeting of Shareholders in 2021.

2	Approval of the appointment of the firm of Deloitte & Touche LLP to serve as the independent external audit firm for the Company for the year 2020.

3	An advisory approval of the Company’s executive compensation.

4	An advisory vote to determine whether the shareholder vote on the compensation of the Company’s executives will occur every 1, 2, or 3 years.

5	Transaction of such other business that may properly come before the Annual Meeting or any adjournment thereof.

Even if you plan to attend the meeting in person, please vote at your earliest convenience by signing and returning the proxy card you receive or by voting over the internet or by telephone.

If you plan to attend the Annual Meeting:

Please note that space limitations make it necessary to limit attendance only to shareholders of the Company and the holders of shareholder proxies. Admission to the Annual Meeting will be on a first-come, first-served basis and will require presentation of a valid driver’s license or other federal or state-issued photo identification card. Shareholders of record must bring the admission ticket attached to their proxy card or the Notice of Internet Availability they receive in order to be admitted to the meeting. “Street name” shareholders must bring a notice regarding the availability of proxy materials, the top portion of a voting instruction form, or a recent proxy or letter from the bank, broker, or other intermediary that holds the beneficial holders’ shares and which confirms the beneficial holders’ ownership of those shares. Registration and seating will begin at approximately 11:00 a.m., Eastern daylight saving time. Communication and recording devices will not be permitted at the Annual Meeting. A copy of the regulations for conduct at the Annual Meeting is attached as Annex A to the proxy statement.

If you have any questions or need assistance voting your shares, please call D.F. King & Co., Inc., which is assisting us, toll-free at 1-800-488-8035.

By Order of the Board of Directors, Susan B. Zaunbrecher

Corporate Secretary

2020 Proxy Statement

PROXY STATEMENT HIGHLIGHTS

This highlights section does not contain all the information that you should consider before voting. Please read the entire proxy statement carefully.

Voting matters and Board recommendations:

Proposal		Board recommendation

1	Election of 14 directors to serve until the Annual Meeting of Shareholders in 2021.	“FOR” all nominees

2	Approval of the appointment of Deloitte & Touche to serve as independent external audit firm for Fifth Third Bancorp for 2020.	“FOR”

3	Advisory approval of Fifth Third Bancorp’s	“FOR”
executive compensation.

4	Advisory vote to determine whether the Shareholder Vote on	“ONE year”
Executive Compensation will occur every 1, 2, or 3 years.

Casting your vote:

•

Our Board of Directors is soliciting proxies for the Annual Meeting of Shareholders to be held at the Renaissance Hotel, located at 36 East Fourth Street, Cincinnati, Ohio on Tuesday, April 14, 2020 at 11:30 a.m. eastern daylight saving time. The proxy materials were first made available to shareholders on or about March 4, 2020.

•	Your vote is important! Please cast your vote as soon as possible, but no later than 11 a.m. eastern daylight saving time on April 14, 2020:

Internet: cesvote.com	Telephone: 1.888.693.8683	Mail: Sign, date, and mail the enclosed Proxy card.

For more information on how to cast your vote, please see page 89.

Attending the annual meeting:

•

You can attend the annual meeting if you are a record holder of Fifth Third common stock, a beneficial holder of Fifth Third common stock, or an authorized representative of a beneficial holder of Fifth Third common stock.

•	Please refer to page 92 for more information on identification needed for admittance to the meeting.

2020 Proxy Statement	1

PROXY STATEMENT HIGHLIGHTS

About Our Company

Core Values
1	Work as One Bank	2	Take Accountability

The Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio and is the indirect holding company of Fifth Third Bank. The Bancorp operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Wealth & Asset Management.

Proactively collaborate to achieve shared goals.		Own what you do and speak up if something feels wrong, looks wrong, or is wrong.

3	Be Respectful and Inclusive	4	Act with Integrity

Respect diversity. Fully integrate ideas from varying perspectives.		Be honest. Be fair. Do the right thing.

2	2020 Proxy Statement

PROXY STATEMENT HIGHLIGHTS

Corporate Performance Highlights

$2.5B net income	Successful integration of MB Financial
• Higher net interest income	• On track to achieve $255 million in targeted pre-tax expense synergies • Continue to realize desired employee and client outcomes
• Strong fee income
• Disciplined expense management

Focus on pay equity and inclusion • Minimum wage increased to $18/hour • Pay equity reviews for gender and minorities • Board commitment to enhance diversity through bold initiatives	Strong capital & liquidity • Common equity tier 1 of 9.75% • Heavily core-funded, with loan-to-core deposit ratio the lowest in 15+ years	Strong shareholder returns Available to common shareholders through dividends and share repurchases

Strong balance sheet management	Robust risk management

•  Top quartile net interest margin performance versus peers with stable outlook

•  $11 billion hedge portfolio to provide protection against lower rates for another five years

•  Successfully managed interest-bearing core deposit costs lower during the year, while growing core deposits

• Increased share ownership guidelines • Stricter cap on max payouts • Clawback disclosure • Enhanced focus on pay-for- performance

2020 Proxy Statement	3

PROXY STATEMENT HIGHLIGHTS

Governance Highlights

Robust Board Engagement and Oversight

Strong Female Lead Independent Director

• Collaborates with Chair on schedule, agendas, and meeting materials for Board meetings

• Leads executive sessions of the Board

• Functions as a mentor to CEO on board-related issues

• Leads executive sessions of independent directors and acts as a liaison between independent members and Chair

95% aggregate attendance of all current directors at Board and committee meetings during 2019	93% attendance of all current directors at the 2019 Annual Shareholders Meeting

Strong Technology, Data Security, and Privacy Oversight

• Newly established Technology Committee in 2020

• Chief Information Security Officer reports directly to the Board

• Information security program aligns with multiple industry standards

• Enterprise-wide data privacy program protects customers’ personal information

4	2020 Proxy Statement

PROXY STATEMENT HIGHLIGHTS

Governance Highlights

Diverse Skills and Attributes Among Board Members

Accounting/ Financial Reporting
Compensation and Benefits

Corporate Governance

Cybersecurity

Digital Innovation and FinTech

Environmental, Social, and Governance
Executive Management
Financial Services Industry

Legal and Regulatory

Risk Management
Strategic Planning

  represents each director who possesses the skill or attribute

2020 Proxy Statement	5

PROXY STATEMENT HIGHLIGHTS

Governance Highlights

6	2020 Proxy Statement

PROXY STATEMENT HIGHLIGHTS

Board Independence, Board Accountability, and Board Effectiveness

Fifth Third’s Board of Directors is committed to strong and effective governance and oversight. Annually, the Board reviews and, as necessary, enhances, its practices in relation to Board Independence, Board Accountability, and Board Effectiveness. Below are some highlights of our Board governance program.

Board Independence

•  Strong Lead Independent Director: The Board of Directors has a Lead Independent Director who provides strong leadership for independent directors through responsibilities expressly defined in Fifth Third’s Corporate Governance Guidelines.

•  Substantial Majority of Independent Directors: The Board of Directors is comprised of a substantial majority of independent directors.

•  Independent Director-Led Committees: All committees of the Board of Directors are comprised of independent directors.

•  Executive Sessions: Independent directors meet in executive session at regularly scheduled board and committee meetings.

Board Accountability

•  Ethics Training and Certification: Directors receive annual ethics training and must review and acknowledge the Code of Business Conduct and Ethics.

•  Attendance: The Board of Directors and its committees had a 95% aggregate attendance rate in 2019.

•  Annual Elections Subject to Majority Vote: Fifth Third utilizes majority voting requirements for uncontested director elections and all directors must be elected annually with no staggered or multi-year terms.

•  Annually Reviewed Director Pay Program: The Director Pay Program is reviewed and approved annually by the Human Capital and Compensation Committee.

Board Effectiveness

•  Robust Self-Assessments, Including Lead Independent Director Interviews: The Board of Directors and the Nominating and Corporate Governance Committee annually review directors’ skills and expertise to ensure the Board represents a diverse skill set oriented to the historical and emerging needs of the business. Management implements action plans based on directors’ feedback.

•  Strong Director Education Program: Fifth Third has instituted a robust director education program, approved by the Board, with director education sessions occurring at regularly scheduled Board and committee meetings.

•  Broad Director Onboarding Program: An enhanced Director Onboarding Program was adopted in 2018 and includes one-on-one sessions with key executives and functional area representatives, office tours, and training on company policies and industry trends.

•  Overboarding Restrictions: Directors are subject to over-boarding restrictions, revised in 2019 to more closely align with shareholder expectations.

•  Strong Corporate Governance Guidelines: The Corporate Governance Guidelines and Board Committee Charters are reviewed annually.

2020 Proxy Statement	7

PROXY STATEMENT HIGHLIGHTS

Executive Compensation Highlights

We support our compensation program with a number of best practices in governance and executive compensation, including the following:

Compensation matter

•   CEO pay ratio

•   Frequency of pay equity practices review

•   Frequency of say-on-pay advisory vote

•   Robust code of business conduct and ethics

•   Pay for performance

•   Employment agreements for executive officers

•   Excessive perks

Fifth Third’s practice 132:1 Annual Annual ✓ ✓ ✘ ✘

What we did in 2019... Maintained robust risk management process

How we delivered in 2019...

• Increased share ownership requirements for Directors. See page 39.

• Reduced caps on maximum Variable Compensation payouts. See page 58.

• Updated LTI mix to increase performance-based awards. See page 58.

•  Clawback Policy reviewed annually.

Focused pay practices on equity, diversity, and inclusion	• Invested in our employees who, every day, deliver results by increasing the minimum wage to $18/hr.
Achieved above-target performance under variable compensation plan

• The Company achieved 117% of target performance for Variable Compensation Pool Funding.

• The Committee performed a quantitative and qualitative assessment and exercised negative discretion to reduce funding to 100%. See page 52.

8	2020 Proxy Statement

ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

In accordance with our Code of Regulations, directors are each elected annually to a one (1) year term expiring at the next Annual Meeting of Shareholders. The terms of the directors listed below expire at the Annual Meeting on April 14, 2020 and these individuals constitute the nominees to be elected to serve until the Annual Meeting of Shareholders in 2021. Any vacancies that occur after the directors are elected may be filled by the Board of Directors in accordance with law and our Code of Regulations for the remainder of the full term of the vacant directorship.

Director candidates are nominated by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s charter directs it to investigate and assess the background and skills of potential candidates and to maintain an active file of suitable director candidates. The Nominating and Corporate Governance Committee utilizes its pool of existing subsidiary and regional directors as well as the significant network of business contacts of its existing directors and executive management and also retains third party consultants to aid it in identifying potential director candidates. Upon identifying a candidate for serious consideration, our Chief Executive Officer and one or more members of the Nominating and Corporate Governance Committee initially interview such candidate. If the candidate merits further consideration, the candidate subsequently interviews with other Nominating and Corporate Governance Committee members (individually or as a group), and ultimately meets the remaining directors. The Nominating and Corporate Governance Committee elicits feedback from persons who meet the candidate and then determines whether or not to nominate the candidate.

Our Corporate Governance Guidelines set forth the following criteria for directors: independence (in order to compose a Board of Directors that has a majority of its members who are independent); highest personal and professional ethics and integrity; willingness to devote sufficient time to fulfilling duties as a director; impact on the diversity of the Board’s overall experience in business, government, education, technology, and other areas relevant to our business; impact on the diversity of the Board’s composition in terms of age, skills, ethnicity, and other factors relevant to our business; and the number of other public company boards on which the candidate may serve (generally, a director should not serve on more than three public company boards in addition to Fifth Third). The Board of Directors and Nominating and Corporate Governance Committee believe that diversity on our Board should be a priority and therefore actively seek diverse candidates with regard to gender, race, ethnicity, age, background, and other attributes. Our Corporate Governance Guidelines provide that shareholders may propose nominees to the Nominating and Corporate Governance Committee by submitting the names and qualifications of such persons to the Nominating and Corporate Governance Committee no later than December 31 of each year. Submissions are to be addressed to the Nominating and Corporate Governance Committee at our executive offices, which submissions will then be forwarded to the Committee. The Nominating and Corporate Governance Committee will then evaluate the possible nominee using the criteria outlined above and will consider such person in comparison to all other candidates. The Nominating and Corporate Governance Committee is not obligated to nominate any such individual for election. No such shareholder nominations have been received by Fifth Third for this Annual Meeting. Accordingly, no rejections or refusals of such candidates have been made by Fifth Third. Shareholders may also nominate candidates directly for election by following the procedures in our Code of Regulations. These are summarized in the “2021 Shareholder Proposals” section of this proxy statement.

2020 Proxy Statement	9

ELECTION OF DIRECTORS

The Nominating and Corporate Governance Committee of the Board of Directors has nominated for election as directors the following fourteen (14) persons: Nicholas K. Akins, B. Evan Bayh III, Jorge L. Benitez, Katherine B. Blackburn, Emerson L. Brumback, Jerry W. Burris, Greg D. Carmichael, C. Bryan Daniels, Thomas H. Harvey, Gary R. Heminger, Jewell D. Hoover, Eileen A. Mallesch, Michael B. McCallister, and Marsha C. Williams.

Management intends to recommend Mitchell S. Feiger to the Nominating and Corporate Governance Committee for appointment as a director at a later date in 2020 upon completion of certain projects he is chairing.

10	2020 Proxy Statement

ELECTION OF DIRECTORS

Nominees for Election as Directors

Chair, President, & Chief Executive Officer of American Electric Power Company

	Director Since 2013	Shares of Company Common Stock Beneficially owned as of 12/31/2019 31,455	Percent of Class .0044%

Experience:
Committees: • Nominating and Corporate Governance (Chair) • Finance • Human Capital and Compensation

Mr. Akins’ qualifications for service as a director include business expertise as the Chief Executive Officer of a large, multi-state electric utility where he focuses on local operating utilities, community involvement, government relations, and regulations at the state, local, and federal levels. Mr. Akins has experience in all facets of operational, financial, and compliance-related activities in a heavily regulated business and industry. He also has experience overseeing cyber-related activities in business systems and critical infrastructure.

Skills and Attributes:

Accounting/Financial Reporting, Compensation and Benefits, Corporate Governance, Cybersecurity, ESG, Executive Management, Legal and Regulatory, Risk Management, and Strategic Planning

Senior Advisor to the private equity firm, Apollo Global Management; Board of Directors for Marathon Petroleum Corporation, Berry Global Group, Inc., and RLJ Lodging Trust. Previously, Mr. Bayh served as Governor of Indiana, as a United States Senator, and as a Partner with the law firms McGuireWoods LLP and Cozen O’Connor.

	Director Since 2011	Shares of Company Common Stock Beneficially owned as of 12/31/2019 23,981	Percent of Class .0034%

Experience:
Committees: • Nominating and Corporate Governance • Risk and Compliance

Mr. Bayh’s qualifications for service as a director include two decades of experience in government service. First as Governor of Indiana and then in the United States Senate, Mr. Bayh dealt with a variety of financial, economic, and policy issues that impact a wide variety of businesses. He had supervisory authority over thousands of employees and oversaw a budget in excess of $10 billion. As a member of the Senate Banking Committee and Chair of the International Trade and Finance Subcommittee, Mr. Bayh gained perspective on issues of particular relevance to Fifth Third Bancorp. He also has extensive knowledge of cybersecurity issues as a result of his membership on the Senate Intelligence Committee and Central Intelligence Agency External Advisory Board.

Skills and Attributes: Compensation and Benefits, Corporate Governance, Cybersecurity, ESG, Financial Services Industry, Legal and Regulatory, Risk Management, and Strategic Planning

2020 Proxy Statement	11

ELECTION OF DIRECTORS

Nominees for Election as Directors (cont.)

Retired Chief Executive Officer of North America of Accenture; Director of World Fuel Services Corporation. Previously, from September 2006 to August 2011, Mr. Benitez served as Chief Operating Officer of Accenture’s Products Operating Group.

	Director Since 2015	Shares of Company Common Stock Beneficially owned as of 12/31/2019 19,276	Percent of Class .0027%

Experience:
Committees: • Audit • Nominating and Corporate Governance • Risk and Compliance

Mr. Benitez’s qualifications for service as a director include extensive experience developing and executing business strategies across a range of industries, particularly consumer products and travel and transportation services. He also has significant experience implementing large-sale systems integration programs, as well as experience running operating units within a large multinational publicly-traded corporation.

Skills and Attributes:

Accounting/Financial Reporting, Compensation and Benefits, Corporate Governance, Cybersecurity, Digital Innovation and FinTech, ESG, Executive Management, Risk Management, and Strategic Planning

Executive Vice President of the Cincinnati Bengals, Inc.

	Director Since 2014	Shares of Company Common Stock Beneficially owned as of 12/31/2019 45,807	Percent of Class .0065%

Experience:
Committees: • Nominating and Corporate Governance • Risk and Compliance

Ms. Blackburn’s qualifications for service as a director include business experience in running operations for the Cincinnati Bengals professional football franchise. She has extensive experience with human resource and personnel matters, cost and efficiency management, and business negotiations. Ms. Blackburn also has extensive experience with management of diversity and inclusion initiatives for large organizations through her role on the National Football League’s Diversity Committee. Additionally, Ms. Blackburn holds a law degree and brings to the Board knowledge and familiarity of Fifth Third and the City of Cincinnati.

Skills and Attributes: Compensation and Benefits, Corporate Governance, Digital Innovation and FinTech, ESG, Executive Management, Legal and Regulatory, Risk Management, and Strategic Planning

12	2020 Proxy Statement

ELECTION OF DIRECTORS

Nominees for Election as Directors (cont.)

Retired President & Chief Operating Officer of M&T Bank; Former Director of M&T Bank Corporation; Vice Chair of the Board of the Ascendium Education Group.

	Director Since 2009	Shares of Company Common Stock Beneficially owned as of 12/31/2019 55,981	Percent of Class .0079%

Experience:
Committees: • Audit (Chair) • Finance

Mr. Brumback’s qualifications for service as a director include banking expertise through his 30 years of experience in the financial services industry with several banking organizations. He has gained valuable insight through his experience in executive positions overseeing many aspects of the banking field, including retail banking, commercial banking, banking operations, and systems. Mr. Brumback also brings his experience as a former board member with another financial services company.

Skills and Attributes:

Accounting/Financial Reporting, Compensation and Benefits, Corporate Governance, Executive Management, Financial Services Industry, Legal and Regulatory, Risk Management, and Strategic Planning

President and Chief Executive Officer of Midwest Can & Container Specialties Company; Former President & Chief Executive Officer of Associated Materials Group, Inc.; Previous Division President of General Electric; Current Director of nVent PLC and former Director of Pentair PLC.

	Director Since 2016	Shares of Company Common Stock Beneficially owned as of 12/31/2019 10,670	Percent of Class .0015%

Experience:
Committees: • Audit • Risk and Compliance

Mr. Burris’ qualifications for service as a director include management expertise as the President and Chief Executive Officer of Associated Materials and as a division president with General Electric. Mr. Burris’s expertise includes strong technical marketing skills, a sound understanding of how to best integrate technology, rapid innovation, mergers and acquisitions, and cost and efficiency management. He also brings experience from his service on a public company board’s compensation and governance and audit committees.

Skills and Attributes: Compensation and Benefits, Corporate Governance, ESG, Executive Management, Risk Management, and Strategic Planning

2020 Proxy Statement	13

ELECTION OF DIRECTORS

Nominees for Election as Directors (cont.)

Chairman, Chief Executive Officer, and President of Fifth Third Bancorp; Elected Chairman in 2018, and has served as Chief Executive Officer since November 2015 and President since September 2012; Previous Chief Operating Officer of Fifth Third Bancorp from June 2006 to September 2012 and Chief Information Officer from June 2003 to June 2006; Director of Encompass Health Corporation.

Director Since 2015	Shares of Company Common Stock Beneficially owned as of 12/31/2019 1,336,633	Percent of Class .1883%

Experience:

Mr. Carmichael’s qualifications for service as a director include valuable insight and knowledge for the Board due to his service as its Chief Executive Officer and his prior role as Chief Operating Officer. Mr. Carmichael also brings important technical expertise from his years of service as Fifth Third’s Chief Information Officer and his prior service in information technology roles with prior employers.

Skills and Attributes:

Accounting/Financial Reporting, Compensation and Benefits, Corporate Governance, Cybersecurity, Digital Innovation and FinTech, Executive Management, Financial Services Industry, Legal and Regulatory, Risk Management, and Strategic Planning

Co-founder and Principal of Prairie Capital, a Chicago-based private equity firm; Former Senior Vice President of Commercial Banking at National Bank and Trust Company; Former Director of MB Financial, Inc.; Former Director of Taylor Capital.

	Director Since 2019	Shares of Company Common Stock Beneficially owned as of 12/31/2019 236,931	Percent of Class .0334%

Experience:
Committees: • Audit • Risk and Compliance

Mr. Daniels’s qualifications for service as a director include extensive and varied experiences as an executive, director, and investor in the financial services industry. As a founder of Prairie Capital, he brings to the Board a rich and multi-faceted understanding of many different industries, companies, and business practices. Mr. Daniels also has substantial experience with technology in several industries, including financial services.

Skills and Attributes: Corporate Governance, Cybersecurity, Digital Innovation and FinTech, Executive Management, Financial Services Industry, Risk Management, and Strategic Planning

14	2020 Proxy Statement

ELECTION OF DIRECTORS

Nominees for Election as Directors (cont.)

Chief Executive Officer of Energy Innovation: Policy and Technology, LLC; Managing Partner and Principal Owner, Ajax LLC; Former Chairman of the Board of Directors of MB Financial, Inc.; Former CEO of ClimateWorks Foundation; Former Environment Program Director of the William and Flora Hewlett Foundation; Former President of Energy Foundation.

	Director Since 2019	Shares of Company Common Stock Beneficially owned as of 12/31/2019 178,418	Percent of Class .0252%

Experience:
Committees: • Nominating and Corporate Governance • Risk and Compliance

Mr. Harvey’s qualifications for services as a director include 25 years of experience in the financial services industry. His experience in executive positions with multiple foundations and other organizations provides him with strong organizational and leadership skills and extensive investment experience and makes him particularly well-suited to serve on Fifth Third’s Board of Directors. Mr. Harvey also has unique and diverse knowledge and experience with the emergence and growth of technology in the banking industry.

Skills and Attributes: Accounting and Financial Reporting, Corporate Governance, ESG, Executive Management, Financial Services Industry, and Strategic Planning

CEO and Chair of Marathon Petroleum Corporation*; Chair and former CEO of MPLX GP LLC (the general partner of MPLX LP); MPLX LP is a consolidated master limited partnership formed by Marathon Petroleum Corporation; Director at PPG Industries, Inc.

	Director Since 2006	Shares of Company Common Stock Beneficially owned as of 12/31/2019 52,934	Percent of Class .0075%

Experience:
Committees: • Finance (Chair) • Human Capital and Compensation • Nominating and Corporate Governance

Mr. Heminger’s qualifications for service as a director include valuable business knowledge gained from his responsibilities in overseeing all operations, performance, reporting, and financial metrics for Marathon’s refining, marketing, transportation, and Speedway business. He has financial experience through his oversight of all financial data, working capital, and merger and acquisition activity.

*On October 31, 2019, Marathon Petroleum Corporation announced Mr. Heminger’s plans to retire as Chairman and Chief Executive Officer of Marathon Petroleum Corporation and as Chairman of MPLX GP LLC to be effective at the conclusion of Marathon Petroleum Corporation’s 2020 Annual Meeting scheduled for April 29, 2020. Mr. Heminger will not stand for reelection to the Marathon Petroleum Corporation Board of Directors at the 2020 Annual Meeting.

Skills and Attributes: Accounting and Financial Reporting, Compensation and Benefits, Corporate Governance, ESG, Executive Management, Risk Management, and Strategic Planning

2020 Proxy Statement	15

ELECTION OF DIRECTORS

Nominees for Election as Directors (cont.)

Retired Senior Official with the Office of the Comptroller of the Currency; Author of the “Ultimate Guide for Bank Directors”; Former Director of First Charter Corporation; Principal with the bank consulting firm Hoover and Associates, LLC until 2014.

	Director Since 2009	Shares of Company Common Stock Beneficially owned as of 12/31/2019 44,875	Percent of Class .0063%

Experience:
Committees: • Risk and Compliance (Chair) • Audit • Finance

Ms. Hoover’s qualifications for service as a director include 28 years of service with the Office of the Comptroller of the Currency, including service as the Deputy Comptroller of the agency’s Western District. Ms. Hoover also has gained valuable banking experience and knowledge as a bank consultant for corporate governance, director training, and problem bank resolution matters. Additionally, she has first-hand knowledge of Fifth Third through her service as a director of its North Carolina affiliate and a predecessor banking organization. Ms. Hoover is also a National Association of Corporate Directors (“NACD”) Board Leadership Fellow.

Skills and Attributes: Accounting/Financial Reporting, Corporate Governance, Financial Services Industry, Legal and Regulatory, Risk Management, and Strategic Planning

Certified Public Accountant, Retired Senior Vice President & Chief Financial Officer of Nationwide Property & Casualty Segment, Nationwide Mutual Insurance Company; Former Senior Vice President & CFO for Genworth Financial Life Insurance/Service Co.; Currently serves on Board of Directors for Brighthouse Financial, Libbey, Inc., and State Auto Financial Corp., and previously served as Director for Bob Evans Farms, Inc.

	Director Since 2016	Shares of Company Common Stock Beneficially owned as of 12/31/2019 16,241	Percent of Class .0023%

Experience:
Committees: • Audit • Human Capital and Compensation • Risk and Compliance

Ms. Mallesch’s qualifications for service as a director include financial management experience from her roles as Chief Financial Officer for both Nationwide Mutual Insurance Company and Genworth Financial Life Insurance/Service Co. She has more than 25 years of broad finance and strategy experience in a variety of industries, ranging from insurance and telecommunications to consumer products and manufacturing. In addition, Ms. Mallesch brings vast knowledge in enterprise resource planning and large-scale technology integrations, strategic planning, and managing acquisitions, divestitures, and risk and compliance management. Ms. Mallesch is also a National Association of Corporate Directors (“NACD”) Governance Fellow.

Skills and Attributes:

Accounting/Financial Reporting, Compensation and Benefits, Corporate Governance, Cybersecurity, ESG, Executive Management, Financial Services Industry, Legal and Regulatory, Risk Management, and Strategic Planning

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Nominees for Election as Directors (cont.)

Retired Chair of the Board of Directors of Humana, Inc.; Previous Chief Executive Officer of Humana Inc. from February 2000 to December 2012; Humana board member in February 2000 and Chair of the Board from August 2010 until December 2013; Mr. McCallister joined Humana in June 1974; Current Director of AT&T Inc. and of Zoetis Inc.

	Director Since 2011	Shares of Company Common Stock Beneficially owned as of 12/31/2019 48,025	Percent of Class .0068%

Experience:
Committees: • Human Capital and Compensation (Chair) • Finance

Mr. McCallister’s qualifications for service as a director include 39 years of experience in the health care sector at Humana, Inc. combined with an intimate knowledge of Humana’s operational, financial, and strategic development. Beyond Humana, Mr. McCallister plays a leadership role in key business advocacy organizations. He served on the board of the Business Roundtable and is the past chair of the organization’s Health and Retirement Task Force.

Skills and Attributes:

Accounting/Financial Reporting, Compensation and Benefits, Corporate Governance, ESG, Executive Management, Financial Services Industry, Legal and Regulatory, Risk Management, and Strategic Planning

Retired Senior Vice President & Chief Financial Officer of Orbitz Worldwide, Inc. from July 2007 to December 2010; Executive Vice President & Chief Financial Officer of Equity Office Properties Trust from 2002 to 2007; Director of McDermott International, Inc.; Lead Independent Director of Modine Manufacturing Company; Director of the Davis Funds; former Supervisory Director of Chicago Bridge & Iron Company N.V., which merged into McDermott International, Inc. in 2018.

	Director Since 2008	Shares of Company Common Stock Beneficially owned as of 12/31/2019 64,550	Percent of Class .0091%

Experience:
Committees: • Audit (Ex-Officio) • Finance • Human Capital and Compensation (Ex-Officio) • Nominating and Corporate Governance • Risk and Compliance (Ex-Officio)

Ms. Williams’s qualifications for service as a director include her extensive experience in financial matters including 42 years in finance and her service as the Chief Financial Officer of Orbitz and Equity Office Properties Trust as well as her service on the board of directors of other publicly traded corporations and mutual funds. Ms. Williams also possesses knowledge and experience in the financial services industry gained through her 15 years of service with other banking organizations.

Skills and Attributes:

Accounting/Financial Reporting, Compensation and Benefits, Corporate Governance, Digital Innovation/FinTech, Executive Management, Financial Services Industry, Legal and Regulatory, Risk Management, and Strategic Planning

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ELECTION OF DIRECTORS

	Shares of Company Common Stock Beneficially Owned as of 12/31/2019(1)	Percent of Class
All directors and executive officers as a Group (25 persons)	3,694,887	.5196%

(1)        As reported to Fifth Third Bancorp by the Directors as of the date stated. Includes shares held in the name of spouses, minor children, certain relatives, trusts, estates, and certain affiliated companies as to which beneficial ownership may be disclaimed. As of December 31, 2019, none of the Company’s current executive officers or directors owned any Series H Preferred Stock, Series I Preferred Stock, Series J Preferred Stock, Series K Preferred Stock or any Depositary Shares representing interests in Series H Preferred Stock, Series I Preferred Stock, Series J Preferred Stock, or Series K Preferred Stock.

The amounts shown represent the total shares owned outright by such individuals together with stock appreciation rights exercisable (or exercisable within 60 days) of December 31, 2019 but unexercised and shares of common stock underlying outstanding restricted stock units. Specifically, the following individuals have the number of stock appreciation rights exercisable as of (or exercisable within 60 days) of December 31, 2019 indicated after their names: Mr. Carmichael, 844,751. The amounts listed for stock appreciation rights represent the number of rights that may be exercised; the actual number of shares delivered will vary based on the stock’s appreciation over the grant price at the time of exercise. The aggregate number of stock appreciation rights exercisable as of (or exercisable within 60 days) of December 31, 2019 but unexercised held by the executive officers who are not also directors or nominees is 888,287. Directors owned the following number of restricted stock units as of December 31, 2019: Nicholas K. Akins, 31,455; B. Evan Bayh III, 29,159; Jorge L. Benitez, 19,276; Katherine B. Blackburn, 26,307; Emerson L. Brumback, 29,159; Jerry W. Burris, 16,241; Greg D. Carmichael, 151,690; C. Bryan Daniels, 4,817; Thomas H. Harvey, 4,817; Gary R. Heminger, 29,159; Jewell D. Hoover, 29,159; Eileen A. Mallesch, 16,241; Michael B. McCallister, 31,455; and Marsha C. Williams, 37,361. Some directors have deferred receipt of the common stock underlying certain of their restricted stock units: B. Evan Bayh III, 24,536; Jerry W. Burris, 5,571, Gary R. Heminger, 15,988; Jewell D. Hoover, 5,522; Michael B. McCallister, 4,587; and Marsha C. Williams, 5,080. All directors and executive officers as a group own 710,340 restricted stock units. 499,106 of these restricted stock units are subject to vesting within 60 days of December 31, 2019.

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ELECTION OF DIRECTORS

We believe each director on our Board makes unique, valuable, and substantial contributions to the Board. The following matrix provides information regarding the members of the Board, including certain types of knowledge, skills, and experience which the Board believes are relevant to our business. The type and degree of knowledge, skill, or experience below may vary among our directors. The matrix does not include all knowledge, skills, experience, or other attributes of our directors which may be relevant and valuable to their service on our board; a director may possess other knowledge, skills, and experience not indicated in the matrix. The diversity of knowledge, skill, experience, and attributes of our directors, collectively, lends itself to a highly collaborative and effective Board.

Key to Director Skills Matrix

Accounting/ Financial Reporting	Experience as an accountant or auditor at large accounting firm, Chief Financial Officer, or other relevant experience in accounting and financial reporting.
Compensation and Benefits	Experience in management and development of human capital, compensation, or benefits programs.
Corporate Governance	Experience in governance matters, principles, and administration.
Cybersecurity	Experience in information security, data privacy, and cybersecurity.
Digital Innovation and FinTech	Experience in use of technology to facilitate business operations and customer service.
ESG	Experience in Environmental, Social, and Governance (‘‘ESG’’) criteria and community affairs matters, including as part of a business and managing corporate social responsibility issues as business imperatives.
Executive Management	Business and strategic management experience from service in a significant leadership position, such as a chief executive officer, chief financial officer, or other senior leadership role.
Financial Services Industry	Experience in one or more of the Company’s specific financial services areas, including retail banking, wholesale banking, wealth and investment management, or global payments.
Legal and Regulatory	Experience acquired through a law degree and as a practicing attorney in understanding legal risks and obligations; experience in governmental and regulatory affairs, including as part of a business and/or through positions with government organizations and regulatory bodies.
Risk Management	Experience with reviewing or managing risk in a large organization, including specific types of risk (e.g., physical security, financial risk, or risks facing large financial institutions).
Strategic Planning	Experience defining and driving strategic direction and growth and managing the operations of a business or large organization.

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ELECTION OF DIRECTORS

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ELECTION OF DIRECTORS

Vote Required

Under Ohio law, our Articles of Incorporation, and our Code of Regulations, as long as cumulative voting is not in effect, in an uncontested election of directors (i.e., an election where the number of candidates nominated for election to the Board of Directors equals the number of directors to be elected), each person receiving a greater number of votes “for” his or her election than votes “against” his or her election will be elected as a director.

We have also adopted provisions of our Corporate Governance Guidelines stating that, as long as cumulative voting is not in effect, in an uncontested election of directors, any nominee for director who receives a greater number of votes “against” his or her election than votes “for” his or her election will promptly tender his or her resignation to the Chair of the Board following certification of the shareholder vote. The Nominating and Corporate Governance Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept or reject the tendered resignation no later than 60 days following the date of the shareholders’ meeting at which the election occurred. In considering whether to accept or reject the tendered resignation, the Nominating and Corporate Governance Committee will consider factors deemed relevant by the Committee members including, without limitation, the director’s length of service, the director’s particular qualifications and contributions to Fifth Third, the reasons underlying the majority “against” vote (if known) and whether these reasons can be cured, and compliance with stock exchange listing standards and the Corporate Governance Guidelines. The Board will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. In considering the Nominating and Corporate Governance Committee’s recommendation, the Board will consider the factors considered by the Nominating and Corporate Governance Committee and such additional information and factors the Board believes to be relevant.

If any nominee(s) shall be unable to serve, which is not now contemplated, the proxies will be voted for such substitute nominee(s) as the Nominating and Corporate Governance Committee of the Board of Directors recommends. Abstentions and shares not voted by brokers or other entities holding shares on behalf of beneficial owners will not be counted and will have no effect on the outcome of the election in accordance with Ohio law and our Articles of Incorporation and Code of Regulations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH

OF THE CANDIDATES FOR DIRECTOR NAMED ABOVE.

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BOARD OF DIRECTORS, ITS COMMITTEES, MEETINGS, AND FUNCTIONS

Our Board of Directors met eleven (11) times during 2019, including two (2) special meetings. Our Board of Directors also regularly holds executive sessions of those members of the Board of Directors who meet the then-current standards of independence. In 2019, these sessions were led by the Lead Independent Director.

No current member of our Board of Directors attended less than 75% of the aggregate number of meetings of the Board of Directors and all committees on which such director served during 2019.

Neither the Board nor the Nominating and Corporate Governance Committee has implemented a formal policy regarding director attendance at the Annual Meeting; however, the Board typically holds a Board meeting directly following the Annual Meeting. In 2019, all directors attended the Annual Meeting, except for Michael McCallister.

During 2019, there were five (5) committees of the Board of Directors: Audit, Human Capital and Compensation, Finance, Nominating and Corporate Governance, and Risk and Compliance. Upon the recommendation of the Nominating and Corporate Governance Committee, in February 2020, the Board of Directors approved the creation of a new committee, the Technology Committee, which will begin meeting following the 2020 Annual Shareholders Meeting.

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BOARD OF DIRECTORS, ITS COMMITTEES, MEETINGS, AND FUNCTIONS

Committees Composition

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BOARD OF DIRECTORS, ITS COMMITTEES, MEETINGS, AND FUNCTIONS

Audit Committee

Our Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act, serves in a dual capacity as the Audit Committee of Fifth Third Bancorp and Fifth Third Bank, National Association, and is comprised entirely of independent directors.

13 Audit Committee meetings in 2019

The Audit Committee’s functions include:

•	Engagement of Fifth Third’s independent external audit firm and review of its independence
•	Review and approval of the independent external audit firm’s annual plan and review of audit results
•	Approval of all auditing and non-auditing services performed by our independent external audit firm
•	Approval of annual internal audit plan and review of the results of the procedures for internal auditing
•	Review and oversight of appointment and performance of senior internal audit executive
•	Review of Fifth Third’s financial results and periodic SEC and other regulatory filings
•	Review of the design and effectiveness of internal controls
•	Oversight of the administration of Fifth Third’s Code of Business Conduct and Ethics
•	Review reporting regarding calls to Fifth Third’s EthicsLine
•	Fulfillment of the statutory requirements of a bank audit committee, as prescribed under applicable law

Audit Committee members in 2019 were:

Emerson L. Brumback (Chair)	Jorge L. Benitez	Jerry W. Burris	C. Bryan Daniels*	Jewell D. Hoover	Eileen A. Mallesch

*Mr. Daniels joined the Audit Committee in September 2019.

All members of the Audit Committee met the independence standards of Rule 5605(a)(2) and the audit committee qualifications of Rule 4350(d)(2) of the National Association of Securities Dealers listing standards. The Board of Directors determined that Emerson L. Brumback is an audit committee financial expert for Fifth Third Bancorp and is independent as described in the preceding sentence. As Lead Independent Director, Ms. Williams serves as an ex-officio member of the Audit Committee. The Board of Directors has adopted a written charter for the Audit Committee, which may be found in the Corporate Governance section of our website at www.53.com. The formal report of the Audit Committee with respect to the year 2019 is on page 76-77 herein.

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BOARD OF DIRECTORS, ITS COMMITTEES, MEETINGS, AND FUNCTIONS

Finance Committee

The Finance Committee serves in a dual capacity as the Finance Committee of Fifth Third Bancorp and Fifth Third Bank, National Association and is comprised entirely of independent directors.

4 Finance Committee meetings in 2019

The Finance Committee’s functions include:

•	Exercise of the powers of the Board of Directors of Fifth Third Bancorp and Fifth Third Bank during the intervals between meetings
•	Exercise of management of the business, properties, and affairs of both Fifth Third Bancorp and Fifth Third Bank to the extent permissible

Finance Committee members for 2019 were:

Gary R. Heminger (Chair)	Nicholas K. Akins	Emerson L. Brumback	Jewell D. Hoover	Michael B. McCallister	Marsha C. Williams

The Board of Directors has adopted a Finance Committee charter which may be found in the Corporate Governance section of our website at www.53.com.

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BOARD OF DIRECTORS, ITS COMMITTEES, MEETINGS, AND FUNCTIONS

Human Capital and Compensation Committee

Our Human Capital and Compensation Committee is comprised entirely of independent directors.

The Human Capital and Compensation Committee’s functions include:

•   Oversight of benefit, bonus, incentive compensation,
severance, equity-based and other compensation plans,
policies, and programs

•   Review and approval of executive compensation and equity plan allocation

7 Human Capital and Compensation Committee meetings in 2019 2 Special meetings

• Oversight of the development and administration of incentive compensation plans, policies, and programs
• Implementation of succession planning for the Chief Executive Officer (“CEO”) and other executive officers
• Review and recommendation of director compensation
• Oversight of establishment and administration of effective incentive compensation strategy which provides balanced risk-taking incentives in alignment with risk appetite

Human Capital and Compensation Committee members for 2019 were:

Michael B. McCallister (Chair)	Nicholas K. Akins	Gary R. Heminger	Eileen A. Mallesch

As Lead Independent Director, Ms. Williams serves as an ex-officio member of the Human Capital and Compensation Committee. The Board of Directors has adopted a Human Capital and Compensation Committee charter which may be found in the Corporate Governance section of our website at www.53.com. The formal report of the Human Capital and Compensation Committee with respect to 2019 compensation is on page 62 herein.

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BOARD OF DIRECTORS, ITS COMMITTEES, MEETINGS, AND FUNCTIONS

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is comprised entirely of independent directors.

The Nominating and Corporate Governance Committee’s functions include:

•   Development and recommendation of corporate governance
policies and guidelines to enhance effectiveness, including
those related to the size and composition of the Board; the
frequency and structure of meetings; the frequency, structure, and guidelines for calling executive sessions; meeting
procedures; and the formation of new committees

4 Nominating and Corporate Governance Committee meetings in 2019 1 Special meeting

• Review of Fifth Third’s governance structure, including committee structure
• Identification and assessment of independence, backgrounds, and skills required for members of the Board
• Identification and nomination of director candidates and committee chairs and member candidates
• Creation and oversight of director education and onboarding programs
• Annual review of Board and committee performance

Nominating and Corporate Governance Committee members for 2019 were:

Nicholas K. Akins (Chair)	B. Evan Bayh, III	Jorge L. Benitez	Katherine B. Blackburn	Thomas H. Harvey*	Gary R. Heminger	Marsha C. Williams

*Mr. Harvey joined the Nominating and Corporate Governance Committee in September 2019.

The Board of Directors has adopted a Nominating and Corporate Governance Committee charter which may be found in the Corporate Governance section of our website at www.53.com.

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BOARD OF DIRECTORS, ITS COMMITTEES, MEETINGS, AND FUNCTIONS

Risk and Compliance Committee

Our Risk and Compliance Committee serves in a dual capacity as the Risk and Compliance Committee of Fifth Third Bancorp and Fifth Third Bank National Association and is comprised entirely of independent directors.

The Risk and Compliance Committee’s functions include:

•   Oversight of compliance with all regulatory obligations arising under applicable federal and state banking laws, rules, and regulations

•   Oversight of risk management policies of Fifth Third’s global operations

•   Development and oversight of Fifth Third’s global risk management framework, inclusive of risk appetite

10 Risk and Compliance Committee meetings in 2019 2 Special meetings

•   Creation of processes and policies for identifying, assessing, managing, monitoring, and reporting risks of all types, including the categories of credit risk, market risk, liquidity risk, operational risk (including cybersecurity risk), regulatory compliance risk, legal risk, reputation risk, and strategic risk

• Development and oversight of risk governance structure
• Oversight of the exercise of trust and other fiduciary powers and of the fiduciary structure of Fifth Third
• Oversight of efforts to comply with or remediate regulatory findings or supervisory issues

Risk and Compliance Committee members in 2019 were:

* Mr. Daniels and Mr. Harvey joined the Risk and Compliance Committee in September 2019.

As Lead Independent Director, Ms. Williams serves as an ex-offico member of the Risk and Compliance Committee. The Board of Directors has adopted a Risk and Compliance Committee charter which may be found in the Corporate Governance section of our website at www.53.com.

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CORPORATE GOVERNANCE

Board Governance. The Board of Directors has adopted the Fifth Third Bancorp Corporate Governance Guidelines and the Fifth Third Bancorp Code of Business Conduct and Ethics which applies to our directors; Chief Executive Officer, Chief Financial Officer, and Controller; and our other employees. The Corporate Governance Guidelines delineate the responsibilities of our directors, Board, and Board Committees as well as standards for Board composition, service, and meetings and are reviewed annually to ensure standards remain consistent with evolving business needs and best practices. The Corporate Governance Guidelines and the Code of Business Conduct and Ethics may be found in the Corporate Governance section of our website at www.53.com.

Board Performance Evaluations. The Board of Directors and the Nominating and Corporate Governance (“NCG”) Committee annually review directors’ skills and expertise to ensure the Board represents a diverse skill set oriented to the historical and emerging needs of the business. This is an outline of our basic performance evaluation process:

Board Leadership. The Board believes that our shareholders are best served by a Board that has the flexibility to establish a leadership structure that fits our needs at any particular point in time. Accordingly, under our Code of Regulations and Corporate Governance Guidelines, the Board of Directors has the authority to combine or separate the positions of Chair and Chief Executive Officer as well as determine whether, if the positions are separated, the Chair is an affiliated director or an independent director.

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CORPORATE GOVERNANCE

The Board’s Chair is currently Fifth Third’s Chief Executive Officer, Mr. Carmichael, and Ms. Williams is currently the Lead Independent Director. The Board believes that this leadership structure is appropriate at this time given the contributions Mr. Carmichael has given to date in his role as CEO and his ability to provide strategic and operational leadership. The Board determined that leadership by our CEO coupled with our strong Lead Independent Director, experienced Committee Chairs, and our other well-qualified directors, all of whom are independent, will allow Fifth Third to grow and meet the challenges facing it and the industry.

Under our Code of Regulations and Corporate Governance Guidelines, our Lead Independent Director will:

Leadership

• Lead executive sessions of independent directors and preside at any Board sessions in the absence of the Chair • Provide leadership in times of crisis

Communication

• Facilitate discussion among independent directors and between independent directors and the CEO • Facilitate communication with major shareholders and regulators

Agendas

• Approve Board agendas and schedules to ensure topics and discussion times are appropriate

Special Meetings

• As appropriate, call special meetings of independent directors or suggest special meetings of the entire Board to the Chair

Executive Sessions

• Lead executive sessions of independent directors, develop agendas therefore, and serve as a conduit to the Chair on issues and outcomes

Consultants

• Recommend the retention of consultants

Board Composition

• Recommend director candidates for nomination and consult with the Chair on committee membership and leadership

Corporate Governance Guidelines

• Assist Board and management with implementation of, and compliance with, Corporate Governance Guidelines and consult with the Chair on revisions to Corporate Governance Guidelines

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CORPORATE GOVERNANCE

CEO and Board Performance Evaluations

•  Consult with the Human Capital and Compensation Committee on CEO performance evaluation and meet with CEO to discuss evaluation

•  Act as a liaison between the Chair and independent directors on board performance evaluations

Culture

• Act as a liaison between the Chair and independent directors on issues relating to Board culture

Risk Management Oversight. The role of the Board of Directors is to provide oversight to ensure an enterprise risk management program is implemented and operating effectively, including an appropriate enterprise risk management framework and related governance structure. The Board sets our overall risk appetite, including the establishment and monitoring of risk tolerances. Tolerances are the maximum amount of risk applicable to each of the eight specific risk categories included in the enterprise risk management framework. Through their oversight role, directors ensure that the risk management processes designed and implemented under this framework and governance structure are aligned to the Board’s corporate strategy and are functioning as directed. The Board also considers the optimal organizational structure at both the Board and management levels. This may include delegating responsibility through Board committees, management committees, the Chief Executive Officer, and the Chief Risk Officer.

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CORPORATE GOVERNANCE

The Board’s risk oversight responsibility is primarily carried out through its standing committees, as follows:

Board of Directors

Risk and Compliance Committee

Primary responsibility for the risk management policies of Fifth Third's global operation and oversight of its global risk management framework, including:

- Oversight of management's compliance with all regulatory obligations under federal and state banking laws, rules, and regulations
- Oversight of management's development and implementation of the Risk Management Framework, inclusive of risk appetite for each of 8 risk types
- Oversight of fiduciary activities and policies of Fifth Third and its subsidiaries
- Oversight of risk process to ensure that they are supported by a risk governance structure, which includes oversight by the Board and its committees, risk policies, risk limits, and a culture that support risk management objectives and appropriate accountability by all lines of defense
- Oversight of supervisory issues and enforcement actions and remediation efforts

Audit Committee

- Oversight of major financial risk exposures
- Review and approval of annual risk assessment methodology
- Review significant risk trends identified by internal audit
- Review adequacy of risk management processes

Human Capital and Compensation Committee

- Review and oversight of compensation plan risk assessment

Nominating and Corporate Governance Committee

- Oversight of environment, social, and governance-related risks

The Risk and Compliance Committee currently consists of seven outside directors and has responsibility for the oversight of our risk management, including liquidity, market, credit, operational (including technology), legal, reputational, strategic, and regulatory compliance risk. The Risk and Compliance Committee also has responsibility to ensure that risks are properly controlled and quantified and are within our risk appetite. The Chief Risk Officer has a direct reporting relationship to the Chief Executive Officer and the Risk and Compliance Committee. The Chief Risk Officer has regular executive sessions with the Risk and Compliance Committee without other members of management present. In addition, the Director of Credit Risk Review reports directly to the Risk and Compliance Committee.

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CORPORATE GOVERNANCE

The Bancorp’s risk governance structure ensures proper oversight of risk across the firm and provides a path for escalation of risks and issues to management and board-level committees to drive effective risk decisioning. The Risk and Compliance Committee oversees a robust management-level risk committee structure which allows the Board and management to assess the company’s risk exposure and to ensure it is aligned with the Bancorp’s appetite for risk.

The Enterprise Risk Management Committee is the executive-level management committee chaired by the Chief Risk Officer. Membership includes the Chief Executive Officer and senior level management, including risk experts and management from each line of business. The Enterprise Risk Management Committee is responsible for reviewing and approving the Risk Management Framework and policies, overseeing the management of all risk categories to ensure that risks remain within our risk appetite, and fostering a culture that supports risk management objectives. In order to fulfill these responsibilities, the Enterprise Risk Management Committee reviews information on risk levels and trends, capital adequacy, and top and emerging risks during each quarterly meeting. The Enterprise Risk Management Committee oversees key management committees responsible for specific risk categories and key risk-related policies and processes in order to support an aggregate view of risk and provide executive-level risk management oversight of all risk categories. The Enterprise Risk Management Committee has the following subordinate management committees which oversee specific areas of risk, including oversight of front line unit risk-taking activities, to determine if risk management practices need to be strengthened or if risk needs to be reduced, review of key risk indicators, concentration risk limits, and other risk metrics and reporting:

Asset Liability Management Committee – oversees the management of the balance sheet, including the investment portfolio, as well as market, liquidity, and interest rate risks for the Bancorp and its subsidiaries

Liquidity Risk Management Committee – oversees the measurement and quantification of liquidity risk and assesses the adequacy of the Bancorp’s liquidity

Mortgage Servicing Rights Committee – establishes and maintains policies and procedures related to the management of the mortgage servicing rights portfolio and oversees compliance with those policies and procedures

Secondary Marketing Risk Management Committee – oversees policies and strategies related to the marketing and risk management of Fifth Third Mortgage division’s loan programs including hedging, pricing, commitment strategy, inventory control, sale of loans, and counterparty exposure

Treasury Investment Management Committee – evaluates the investment strategy and its impact on the Bancorp’s balance sheet, as well as risks to the investment portfolio and their impact on liquidity, and regulatory capital positions

Capital Committee – oversees Fifth Third’s overall capital assessment process and monitors and manages its current and future capital positions to ensure the capital adequacy of the Bancorp and its subsidiaries

Corporate Credit Committee – establishes strategic credit-related priorities, develops initiatives, and makes policy decisions to optimize risk and return

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CORPORATE GOVERNANCE

Commercial Credit Policy Committee – reviews and approves key commercial credit policies, processes, and products as well as strategic credit and portfolio management decisions relating to commercial credit risk

Consumer Credit Policy Committee – oversees Fifth Third’s Consumer guidelines and processes to ensure risk-adjusted return levels are obtained for credit-related products and services

Country Risk Committee – oversees the Bancorp’s country risk management process, including the identification, measurement, monitoring, and reporting of risk associated with Fifth Third’s foreign exposure and activity

Market Risk Management Committee – oversees the identification, measurement, assessment, management, mitigation, monitoring and reporting of credit and price risk related to Capital Markets-related activities. As these activities are client-focused, price risk is more limited and the primary risk is credit-related.

Corporate Responsibility and Reputation Committee – provides oversight and review of the Bancorp’s policies, programs, practices, strategies, and approach to corporate responsibility that reflect the Bancorp’s core values and impact the Bancorp’s reputation among all of its stakeholders

Loan Loss Reserve Committee – reviews and approves the allowance for credit losses based on economic information and forecasts, portfolio quality measurements, and the methodology and assumptions used to calculate the reserve

Management Compliance Committee – oversees and supports the Bancorp in the management of regulatory compliance risk, protecting consumer interests, and offering products and services in a safe and sound manner. In overseeing regulatory compliance risk, the Committee guards against non-compliance with laws and regulations, including those related to money laundering and the Bank Secrecy Act.

Community Reinvestment Act/Responsible Banking Committee – guides enterprise-wide CRA and responsible conduct strategies and policies and facilitates high-level direction to consumer and commercial lines of business consistent with such strategies and policies

Regulatory Change Management Committee – provides oversight of Fifth Third’s current regulatory change management activities, monitors future regulatory proposals, and reviews readiness assessments of Fifth Third’s products and processes for potential regulatory changes

Operational Risk Committee – oversees and supports an integrated operational risk framework and the identification, assessment, management/mitigation, monitoring, and reporting of operational risks, including, but not limited to, risks associated with cybersecurity, information technology, third party vendors, data management, business continuity, disaster recovery, and fraud

Information Security Governance Committee – creates awareness of critical issues that impact information security and functions as a formal mechanism for the review and ratification of Information Technology (IT) and Information Security (IS) policies. This Committee will jointly report to the Risk and Compliance and Technology Committees in 2020.

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CORPORATE GOVERNANCE

Model Risk Committee – provides a forum to review and discuss model risks that impact the Bancorp, identify solutions to address risks, and review and ratify Model Risk policies

Communication with the Board. Shareholders may communicate directly to the Board of Directors in writing by sending a letter to the Board at: Fifth Third Bancorp Board of Directors, c/o Fifth Third Legal Department, Office of the Corporate Secretary, 38 Fountain Square Plaza, MD 10909F, Cincinnati, Ohio 45263. All communications directed to the Board of Directors will be received and processed by the Fifth Third Legal Department and will be transmitted to the Nominating and Corporate Governance Committee.

The Audit Committee has also established Fifth Third’s EthicsLine, a toll-free hotline and web portal through which confidential complaints may be made regarding: illegal or fraudulent activity; questionable accounting, internal controls, or auditing matters; conflicts of interest, dishonest or unethical conduct, including incentive gaming; disclosures in the Company’s SEC reports, bank regulatory filings, and other public disclosures that are not full, fair, accurate, timely, and understandable; violations of our Code of Business Conduct and Ethics; and/or any other violations of laws, rules, or regulations. The contact information for the EthicsLine is available in the Code of Business Conduct and Ethics, which is available at our website. Complaints submitted through this process are presented to the Audit Committee on a regular, periodic basis.

Shareholder Engagement.

Who we engage: • Institutional shareholders • Retail shareholders • Fixed-income investors • Proxy advisory firms • Industry thought leaders	How we communicate: • Annual report • Proxy statement • SEC filings • Press releases • Firm website • Annual Corporate Responsibility report	How we engage: • Quarterly earning calls • Investor conferences • Annual shareholder meetings • Investor road shows and on-site meetings

2019 Engagements:

•  Our CEO presented at our 2019 Annual Shareholders

   Meeting and is expected to do so again this year

•  Senior management

      o  Presented at 8 investor conferences

      o  Met with over 90 institutional investors throughout the year

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CORPORATE GOVERNANCE

Shareholder Communication with Investor Relations Department. Shareholders who wish to speak to a Fifth Third representative regarding their investment in Fifth Third may communicate directly with our Investor Relations Department by calling 866-670-0468. In addition, shareholders may communicate in writing directly with the Investor Relations Department by sending a letter to 38 Fountain Square Plaza, MD 1090QC, Cincinnati, Ohio 45263 or by emailing ir@53.com. Shareholders can also view information and request documents from the Investor Relations page of Fifth Third’s website at www.ir.53.com.

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BOARD OF DIRECTORS COMPENSATION

Each non-employee director is awarded an annual cash retainer and an award of restricted stock units (“RSUs”) for their service on the Board. Employee directors receive no additional compensation for their Board service. In addition to the 2019 compensation structure described below, non-employee directors were reimbursed for reasonable out-of-pocket expenses incurred for travel and attendance related to meetings of the Board of Directors or its committees.

Element of Compensation	Position		2019 Amount ($)(1)(2)
Annual retainer (cash)	Board Member		85,000
Annual retainer (equity)	Board Member		125,000
Annual committee retainers	Lead Director Additional Retainer	Cash	65,000
		Equity	25,000
	Audit Committee	Chair	45,000
		Member	10,000
	Risk & Compliance Committee	Chair	45,000
		Member	10,000
	Human Capital & Compensation Committee	Chair	25,000
	Nominating & Corporate Governance Committee	Chair	20,000
	Finance Committee	Chair	55,000

(1) Payments of cash retainers are made in arrears on a quarterly basis each January, April, July, and October.

(2) All equity awards granted to the Board of Directors are granted in RSUs that vest on the date the director’s service on the Board ends unless deferral instructions are received prior to the beginning of the year of grant. RSU awards are granted on the date of the annual shareholders meeting.

The Company’s 2019 Incentive Compensation Plan provides that the Human Capital and Compensation Committee has full authority to provide equity-based or other incentive awards to non-employee directors, and the equity-based awards shown in the table below were granted under that plan.

Pursuant to the Fifth Third Bancorp Unfunded Deferred Compensation Plan for Non-Employee Directors, such directors may annually elect to defer from one-half to all of their cash compensation. The deferred funds receive earnings based on the mutual fund(s) elected by each director. The directors do not receive any above-market or preferential earnings. Under the plan, directors may not defer their future cash compensation into Company stock.

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BOARD OF DIRECTORS COMPENSATION

The following table summarizes the compensation earned by or awarded to each non-employee director who served on the Board of Directors during 2019. The amounts listed in the “Stock Awards” column represent RSU awards that vest at the completion of a director’s service on the Board. The award relates to the fiscal year in which it was granted. Directors did not receive any option awards, non-equity incentive compensation or earnings from nonqualified deferred compensation in 2019. The 2019 Incentive Compensation Plan establishes a shareholder-approved annual limitation of $700,000 on the amount of the value of shares paid to directors in a calendar year.

2019 Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Nicholas K. Akins	105,000	125,000	—	—	—	—	230,000
B. Evan Bayh, III	95,000	125,000	—	—	—	—	220,000
Jorge L. Benitez	105,000	125,000	—	—	—	—	230,000
Katherine B. Blackburn	95,000	125,000	—	—	—	—	220,000
Emerson L. Brumback	130,000	125,000	—	—	—	—	255,000
Jerry W. Burris	105,000	125,000	—	—	—	—	230,000
C. Bryan Daniels(3)	42,500	133,575	—	—	—	—	176,075
Thomas H. Harvey(3)	42,500	133,575	—	—	—	—	176,075
Gary R. Heminger	140,000	125,000	—	—	—	—	265,000
Jewell D. Hoover	140,000	125,000	—	—	—	—	265,000
Eileen A. Mallesch	95,000	125,000	—	—	—	—	220,000
Michael B. McCallister	110,000	125,000	—	—	—	—	235,000
Marsha C. Williams	150,000	150,000	—	—	—	—	300,000

(1) The values shown for stock awards in the Director Compensation Table reflect the grant date fair value of $27.73, which was the closing price of Fifth Third stock on the grant date, April 16, 2019, calculated in accordance with FASB ASC Topic 718.

(2) The full fair value of stock awards granted in 2019 totaled $1,667,150. Outstanding RSUs for current directors totaled 304,606 shares as of December 31, 2019, as shown on the following page.

(3) The values shown for Messrs. Daniels and Harvey represent prorated payments due to joining the Board upon completion of the MB Financial merger.

38	2020 Proxy Statement

BOARD OF DIRECTORS COMPENSATION

In 2019, the Company’s stock ownership guidelines required each director to own Fifth Third Stock equal in value to six times their Board Member annual cash retainer, not including fees paid for committee service. Directors have five years from their election date to meet this requirement. As of December 2019, all directors had sufficient holdings to meet or exceed the stock ownership requirement, or had not yet served on our Board for five years and are on pace to meet the guidelines. The outstanding equity awards for each director as of December 31, 2019 are provided below.

Outstanding Equity Awards at December 31, 2019(1)

Director	Stock Awards (#)
Nicholas K. Akins	31,455
B. Evan Bayh, III	29,159
Jorge L. Benitez	19,276
Katherine B. Blackburn	26,307
Emerson L. Brumback	29,159
Jerry W. Burris	16,241
C. Bryan Daniels	4,817
Thomas H. Harvey	4,817
Gary R. Heminger	29,159
Jewell D. Hoover	29,159
Eileen A. Mallesch	16,241
Michael B. McCallister	31,455
Marsha C. Williams	37,361
(1)	As of December 31, 2019 there were no outstanding stock options for directors.

The Human Capital and Compensation Committee reviewed director compensation for 2020 in consultation with its independent compensation consultant in light of best practices, peer institution benchmarking, and other relevant factors. Based upon this review, the Committee determined that director pay is well-aligned with the market and peer institutions.

2020 Proxy Statement	39

COMPENSATION DISCUSSION AND ANALYSIS

The Company’s Compensation Discussion and Analysis provides information concerning the compensation for its executive officers. This information is set forth in the following sections:

Summary of Executive Compensation Program
Highlights of 2019 Company Performance
Compensation Methodology and Structure
•	Compensation Philosophy
•	Features of our Executive Compensation Program
•	Compensation Risk Management
•	The Committee’s Role
•	Role of Executive Officers in Compensation Decisions
•	Role of the Independent Compensation Consultant
•	Benchmarking Methodology
•	Tally Sheet
•	Say-on-Pay
•	Compensation Structure
•	Pay Mix and Pay for Performance
2019 Executive Compensation Plan Design and Award Decisions
•	Base Salary
•	2019 Variable Compensation Plan Design
•	Variable Compensation Plan Performance Goals
•	Performance Against Variable Compensation Plan Goals
•	Determination of Variable Compensation Plan Awards
•	2019 Long-term, Equity-based Incentive Compensation Plan Design
•	Payout of 2017 Performance Share Awards
•	Other Long-term, Equity-based Plan Provisions
•	Determination of Long-term, Equity-based Incentive Awards
•	Qualitative Performance Assessments
•	The Committee’s Considerations
2020 Executive Compensation Plan Design Changes
•	2020 Variable Compensation Plan Changes
•	2020 Long-term, Equity-based Incentive Plan Changes
Executive Benefits and Perquisites
•	Summary of Eligibility for Benefits and Perquisites
•	Use of the Corporate Aircraft
•	Retirement Benefits
•	Health and Welfare Benefits
•	Severance and Change in Control Benefits
Executive Ownership and Capital Accumulation
•	Stock Ownership Guidelines
•	Beneficial Ownership
•	Prohibition on Hedging
•	Clawbacks and Recoupments
Tax and Accounting Impacts of Compensation Programs
•	Deductibility of Executive Compensation
•	Accounting and Financial Reporting

40	2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

In the various sections of this Compensation Discussion and Analysis, we will describe our compensation philosophy, methodology, and structure and how pay decisions were made in 2019. We will focus on the compensation of individuals who served in the following roles during fiscal year 2019, who are referred to as our Named Executive Officers (“NEOs”):

Greg D. Carmichael	Chairman, President, and Chief Executive Officer
Tayfun Tuzun	Executive Vice President and Chief Financial Officer
Lars C. Anderson	Executive Vice President and Chief Operating Officer
Timothy N. Spence	Executive Vice President and Head of Consumer Bank, Payments, and Strategy
Frank R. Forrest	Executive Vice President and Chief Risk Officer

Summary of Executive Compensation Program

At Fifth Third, we endeavor to attract and retain the best people and motivate them to fulfill the Company’s vision of becoming the “One Bank that people most value and trust.” We intend to accomplish this by aligning our company strategy and goals with our shareholders’ long-term interests, by establishing compensation programs that reward our employees for delivering products and services our customers highly value, and by avoiding excessive risk. Our compensation philosophy guides us in this endeavor.

Our compensation is delivered through three primary elements:

Base Salary	+	Annual Cash Incentive (Variable Compensation Plan)	+	Long-Term Incentives (Equity-based Compensation)

The Company typically pays base salary and annual incentive compensation awards, through our Variable Compensation Plan, in cash. All long-term, equity-based incentive compensation awards are paid in shares of the Company’s common stock. These three elements combined define our “Total Direct Compensation,” which is referred to in the discussion that follows.

When making pay decisions, the Human Capital and Compensation Committee (the “Committee”) considers the aggregate and mix of an executive officer’s Total Direct Compensation and reviews Company performance results, individual performance, and risk assessment information to ensure that pay decisions align with performance and ultimately shareholders’ interests.

Highlights of 2019 Company Performance

For highlights of 2019 Company performance, please see page 3.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Methodology and Structure

Compensation Philosophy. Our compensation methodology centers on our compensation philosophy, which is comprised of the following key tenets:

In order to drive our business strategy and human capital needs, the following are essential:

Compensation must be competitive to attract and retain essential talent.
We reward high performance, while remaining internally equitable.
The company is committed to making compensation decisions that are fiscally responsible, such that we carefully consider the expected return on investment for those decisions.

Our expected total compensation opportunities generally reflect the median pay levels of our compensation peer group, with variations based on specific talent needs, experience, and other internal factors. We believe that actual total compensation should vary with the performance of the organization so that outstanding performance results in above-market compensation. Long-term incentives are a key focus of our executive compensation program. This focus facilitates collaboration among business units, ownership in the Company, and a focus on shareholder goals.

The Human Capital team also conducts an annual review of pay equity for both gender and race for similarly situated roles as part of its annual compensation planning and makes efforts to appropriately address any issues identified through that process. Please refer to our Corporate Social Responsibility Report for further information regarding diversity and inclusion initiatives.

42	2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Features of our Executive Compensation Program. Our executive compensation program incorporates the following features:

Pay for performance.
Risk-balancing features.
Double-trigger change-in-control provisions.
No excise tax gross-ups to executive officers.
Stock ownership guidelines and stock retention policies.
Prohibition on speculative trading and hedging strategies by executive officers.
Utilization of an independent compensation consultant hired and overseen by the Committee.
Grant of long-term incentives on pre-determined dates.
Committee reviews of both financial and non-financial performance.
Clawback features in all executive officer variable pay.

Compensation Risk Management. We believe it is critical to bring a multi-faceted strategy toward mitigating risk in our compensation programs and incentive plans. Our executive compensation program includes several features that address potential concerns about risk:

Downward discretion based on risk, performance, and regulatory factors.
Caps on the maximum payment under our Variable Compensation Plan and our Performance Share Plan.
Balanced mix of short-term and long-term compensation.
Forfeiture provisions related to material risk events.
Stock ownership and retention guidelines.
Ability to clawback compensation received as a result of misconduct.

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COMPENSATION DISCUSSION AND ANALYSIS

To execute the risk mitigation strategies, we conduct yearly review processes, which are documented and incorporate input from business segments including Finance, Legal, Human Capital, Risk Management, and the Company’s business leaders. These processes include:

Processes	Purpose
Market Reviews	Human Capital uses peer benchmark data to ensure that pay programs are competitive.
Incentive Plan Reviews	Senior business leaders ensure that incentive plans support the business strategy.
Risk Reviews

Senior risk and credit leaders serving on the Compensation Risk Oversight Committee (a management committee that reports to the Committee) determine whether incentive plans support the Company’s risk culture of not promoting unnecessary risk and the incentive compensation risk framework.

Financial Reviews	Senior finance executives confirm that the incentive plans are fiscally sound and contribute to shareholder value.
Board Reviews

Independent directors, serving on the Human Capital and Compensation Committee and Risk and Compliance Committee, assess the strategic, risk, and fiscal soundness of the compensation plans and ensure that they are aligned with the Company’s compensation philosophy.

We believe it is critical that our people clearly understand how they are rewarded to ensure that pay facilitates the appropriate strategic and risk awareness behaviors. Because of this, we provide ongoing compensation communication and education to our employees.

In December 2018, the Committee met jointly with the Risk and Compliance Committee to review our 2019 executive and other incentive programs. Based in part on the provisions and actions above, the Committee concluded that the design and/or metrics of such programs do not encourage taking unnecessary or inappropriate risk.

The Committee’s Role. The Committee is comprised of independent directors and is responsible for establishing, implementing, and monitoring the administration of compensation and benefits programs in accordance with the Company’s compensation philosophy and strategy, along with approving executive compensation and equity plan awards. The Committee focuses on the attraction and retention of key executives. When making decisions, the Committee considers the Company’s compensation philosophy, the achievement of business goals set by the Company, relevant peer data, recommendations made by the chief executive officer, and the advice of F.W. Cook, an independent, external executive compensation consulting firm with financial services industry expertise hired by the Committee. The Committee seeks to establish “Total Rewards” for the Company’s executive officers that are fair, reasonable, risk-balanced, and competitive. The Total Rewards program includes Total Direct Compensation, benefits, and certain perquisites. Generally, the types of compensation and benefits paid to Named Executive Officers are similar to those provided to other executive officers of the Company.

44	2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The Committee typically follows the annual cycle described below:

Role of Executive Officers in Compensation Decisions. The chief executive officer annually reviews the performance of each of the other Named Executive Officers, which includes a risk performance assessment completed by the Company’s chief risk officer. Based on this review, the chief executive officer makes compensation recommendations to the Committee, including recommendations for salary adjustments, Variable Compensation Plan awards, and long-term, equity-based incentive awards. In addition, the chief executive officer and certain other members of management annually assess performance for other executive officers and make compensation recommendations to the Committee. Although the Committee considers these recommendations along with data provided by its consultant, F.W. Cook, it retains full discretion to set all compensation for the Company’s executive officers. The Committee works directly with its consultant to determine compensation for the chief executive officer. The chief executive officer has no input into his/her own compensation determinations.

Additionally, the chief risk officer reviews and evaluates with the Committee all executive officer and employee incentive compensation plans, described in more detail in the Compensation Risk Management section above. The purpose of the review is to confirm that the Company’s incentive compensation plans do not incent or pose unnecessary or excessive risks to the Company.

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COMPENSATION DISCUSSION AND ANALYSIS

Role of the Independent Compensation Consultant. The Committee uses the services of its external executive compensation consultant to provide guidance and advice to the Committee on all matters covered by its charter. This consultant was directly selected and approved by the Committee to provide a broad set of services pertaining to the compensation of the Company’s executives and Board of Directors. In 2019, the Committee’s compensation consultant performed the key actions listed below:

Advising the Committee on competitive practices, market trends, and peer group composition.
Providing recommendations to the Committee on the compensation of the chief executive officer.
Providing advisory recommendations to the Committee and members of management regarding the compensation of the other executive officers.

Reviewing competitive pay practices in the Compensation Peer Group for their boards of directors and recommending to the Committee changes required to pay the Company’s Board of Directors in a competitive fashion.

Providing an annual review of performance and pay levels for the Company and its Compensation Peer Group.

Undertaking special projects at the request of the Committee, including during 2019, performing an in-depth review of executive compensation plan design and policies and an extensive review of the impact of M&A activity among peers, as it relates to both Compensation and Performance Peer Groups.

The Company does not engage the Committee’s compensation consultant for additional services outside of the services to the Board, as described above. The Committee conducted an assessment of potential conflicts of interest and independence issues for F.W. Cook and no conflicts of interest or independence issues relating to F.W. Cook’s services were identified by the Committee.

Benchmarking Methodology. In making compensation decisions, the Committee compares Company performance and each element of each executive officer’s Total Direct Compensation with the Compensation Peer Group. The Committee refers to this Compensation Peer Group for both compensation and performance-related benchmarks. Financial performance data is prepared either by the Committee’s independent compensation consultant or by the Company, using data from public filings. Compensation data is generally prepared by the Committee’s compensation consultants, using third-party survey data as provided by management and publicly available data from proxy statements. The Committee’s compensation consultant reviews all financial and compensation data that is prepared by the Company and provided to the Committee.

46	2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Peer Group consists of companies with which the Committee believes the Company competes for talent and for shareholder investment, and which are generally similar in asset size and business mix. The following 11 companies were identified by the Committee as the 2019 Compensation Peer Group:

BB&T Corporation(1)	The PNC Financial Services Group, Inc.
Citizen’s Financial Group	Regions Financial Corporation
Comerica Incorporated	SunTrust Banks, Inc.(1)
Huntington Bancshares Incorporated	U.S. Bancorp
KeyCorp	Zions Bancorporation
M&T Bank Corporation

(1) BB&T Corporation and SunTrust Banks Inc. merger completed December 2019 to form Truist Financial Corporation.

The Company’s assets were at approximately the 70th percentile of its 2019 Compensation Peer Group as of December 31, 2019.

The Committee annually reviews the Compensation Peer Group and considers changes to the Compensation Peer Group deemed necessary to ensure that the business structure and size of the organizations continue to be appropriate. Based on the Committee’s evaluation of the Compensation Peer Group for 2020, U.S. Bancorp will no longer be included in the Compensation Peer Group and First Horizon National and Truist Financial Corporation will be added.

Tally Sheet. The Company annually prepares a tally sheet of all compensation and potential payouts for the Committee’s use when considering compensation matters. The Committee reviews all components of compensation for the Company’s chief executive officer, chief financial officer, and the other NEOs, including:

Base salary.
Annual cash incentive targets.
Long-term, equity-based incentive targets.
Accumulated, realized, and unrealized equity award gains.
The dollar value to the executive and cost to the Company of all perquisites and other personal benefits.
The earnings and accumulated payout obligations under the Company’s nonqualified deferred compensation plan.
Several potential termination scenarios, including change-in-control, where applicable.

The Committee reviewed the above compensation components and the associated dollar amounts for 2018 compensation in June 2019.

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COMPENSATION DISCUSSION AND ANALYSIS

Say-on-Pay. The Committee annually reviews the results of the non-binding advisory say-on-pay proposal and considers them when approving plan design changes as well as pay decisions.

The say-on-pay vote resulted in 92% approval from shareholders in 2019, which is comparable to results from prior years. The Committee believes that the consistently high level of approval of compensation in the shareholder vote demonstrates a strong alignment with shareholders’ interests. Additionally, these results indicate strong support among shareholders for our pay-for-performance approach. Future votes cast will be closely monitored to ensure continued support for our pay programs and pay decisions among our shareholders.

Compensation Structure. The compensation structure (including each element of pay described below and the respective amounts for each element) for executive officers is reviewed annually by management and the Committee. When determining the compensation structure, the following items are considered:

The most recent and prior years’ comparative proxy statement and survey data for similar positions among the Compensation Peer Group.

The 25th percentile, median (50th percentile), and 75th percentile peer data for each element of compensation (base salary, target variable compensation, and target long-term, equity-based incentive compensation, as well as the resulting Total Direct Compensation).

The ability to provide median Total Direct Compensation for 50th percentile performance relative to the Compensation Peer Group.

The ability to provide upper quartile Total Direct Compensation for upper quartile (i.e., 75th percentile or better relative to the Compensation Peer Group) performance and lower quartile Total Direct Compensation for lower quartile (i.e., 25th percentile or lower relative to the Compensation Peer Group) performance.

Pay Mix and Pay for Performance. Our Named Executive Officers have approximately 50% or more of their target total compensation delivered in the form of long-term, equity-based compensation.

2019 Total Compensation Pay Mix(1)

(1) The percentages reflect the Named Executive Officer’s base salary as of December 31, 2019, target annual cash incentive award for 2019 and target long-term, equity-based incentive award for 2019.

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COMPENSATION DISCUSSION AND ANALYSIS

The Committee considers several factors and objectives relevant to each program when determining compensation. The Committee also contemplates the impact of each award on the Total Direct Compensation package. Total Direct Compensation opportunities are intended to target the median of the relevant market data, and actual compensation (both amount and mix) for executives varies, based on their performance, prior experience, and other pertinent factors. In addition, for purposes of attracting and retaining key executives, the Committee may determine that an additional award, an above-median sign-on package, an incentive guarantee for a new hire, or a Total Direct Compensation package that is above market median, is appropriate.

As shown in the pay mix charts on the preceding page, the annual cash incentive award and long-term, equity-based incentives constitute the majority of executive officers’ Total Direct Compensation under our pay-for-performance structure. The actual amounts realized by executive officers under these incentive plans vary based on individual performance and the performance of the Company.

Company performance under these incentive plans is evaluated from a variety of perspectives, including:

2019 Executive Compensation Plan Design and Award Decisions

As stated above, compensation is delivered through three primary elements: base salary, an annual cash incentive through our Variable Compensation Plan, and long-term, equity-based incentives. We review and assess our compensation practices and program on an annual basis, taking into account the Company’s strategic objectives, compensation philosophy, regulatory guidance, risk culture, and external market practices. Each element of the senior executive’s compensation program, along with any changes that were made to the program for 2019, are described in the following paragraphs.

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COMPENSATION DISCUSSION AND ANALYSIS

Base Salary. The Committee reviews individual base salaries of the Company’s executive officers annually or at the time of promotion or hire, as applicable. The objectives of the Company’s base salary program are to provide salaries at a level that allows the Company to attract and retain qualified executives and to recognize and reward individual performance. The following items are considered when determining base salary levels:

A competitive market analysis provided by the Company’s external compensation consultant.
The executive officer’s experience, scope of responsibilities, performance, and potential.
Internal equity in relation to other executives with similar levels of experience, scope of responsibilities, performance, and potential.
Other relevant information, which may include governmental or regulatory considerations.

Salary increases, if any, are based on the Company’s overall performance and the executive’s attainment of individual objectives during the preceding year. The annual review and evaluation at the beginning of 2019 showed that base salary increases ranging from 0% to 2.5% were needed in order to maintain pay levels competitive with the market.

2019 Variable Compensation Plan Design. The Variable Compensation Plan’s objective is to reward executives for strong corporate, business unit, and individual performance. The design of our 2019 Variable Compensation Plan was structured as follows:

It is the view of the Committee that this mix of Bancorp funding metrics provides executives with balanced incentive to increase the level of absolute earnings growth, to ensure that shareholder capital is used efficiently to generate competitive returns, and to assess the cost efficiency of the Company’s operations. The funding modifiers are useful as complementary metrics to add focus on best-in-class business processes. The Committee retains discretion to adjust pool funding upward or downward based on other factors, such as individual performance and risk assessment.

50	2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Variable Compensation Plan Performance Goals. The financial plan approved by the Board of Directors includes specific target goals for the Company in each of the Bancorp funding metrics as detailed below. When determining the available funding pool for all participants, including NEOs, of the Variable Compensation Plan, the Committee first determines if the performance hurdle has been met, then considers actual performance against target goals, in addition to three funding modifiers.

Bancorp Funding Metrics	Threshold	Target	Maximum

Earnings Per Share	$2.45	$2.74	$3.02

Return on Assets	1.18%	1.32%	1.46%

Efficiency Ratio	61.70%	58.30%	55.00%

Actual awards are approved by the Committee from the pool. This pool of available compensation awards is allocated to each participant based on qualitative assessments of individual performance against a set of stated objectives and, additionally for executives, an individual risk assessment. Amounts realizable from prior compensation awards do not influence decisions relative to future awards. To determine the Variable Compensation Plan funding pool, performance against each target Bancorp funding metric is reviewed to determine the performance level that was achieved, with results between threshold and target, and target and maximum, being interpolated. The overall funding amount represents the sum of the weighted average score for each of the Bancorp funding metrics.

The Committee may use final results of the funding modifiers to increase or decrease the pool funding amount. The Committee may exercise discretion to increase the funding pool amount up to a maximum of 10 basis points; however, downward discretion is not capped.

Performance Against Variable Compensation Plan Goals. Company performance against the 2019 goals set for the Variable Compensation Plan was strong. Consistent with our practice of evaluating performance against the Bancorp funding metrics, reported performance results were adjusted to exclude the financial effects of certain events not contemplated in the targets, the (“2019 VCP Adjusted Actual”)

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COMPENSATION DISCUSSION AND ANALYSIS

amounts, in the plan year. In determining 2019 Variable Compensation Plan (“VCP”) Adjusted Actual performance for the plan, items related to the Company’s Visa total return swap, 2019 sales of Worldpay, Inc. securities, securities gains and losses, MB merger costs, rate environment impact, and a Fifth Third Foundation donation were excluded.

Unadjusted reported financial results as well as adjusted results for each of the Bancorp funding metrics are shown in the table below:

Bancorp Funding Metrics	2019 Reported Metrics	2019 VCP Adjusted Actual (Including effects of funding pool)

EPS	$3.33	$2.82

ROA	1.53%	1.31%

Efficiency Ratio (FTE)	55.80%	57.90%

In addition to these key financial performance metrics, the Company met or exceeded target on the funding modifiers considered by the Committee in assessing annual performance:

Performance Hurdle	2019 Actual

Capital Levels	9.7% Common Equity Tier 1 (Internal Target 9-9.5%)

Funding Modifier

Non-Performing Assets	Ranked 6th best of 12

Loan to Deposit Ratio	92.4% (Internal Target 93%-94%)

MB Financial Merger	Overall, modifier assessment criteria related to expense synergies, employee retention, customer experience and attrition, etc. performed in 2019 as planned.

Determination of Variable Compensation Plan Awards. Based on the 2019 performance results described above, a pool funding level of 117% of target was achieved as shown below:

Bancorp Funding Metrics	Threshold	Target	Maximum	2019 VCP Adjusted Actual	Funding %	Funding Weight	Funding Level

Earnings Per Share	$2.45	$2.74	$3.02	$2.82	131%	50%	65%

Return on Assets	1.18%	1.32%	1.46%	1.31%	96%	25%	24%

Efficiency Ratio	61.70%	58.30%	55.00%	57.90%	113%	25%	28%

Total Funding							117%

Considering this performance, the Committee then performed a quantitative and qualitative assessment of 2019 criticized assets, reversal in interest rate direction, commercial loan growth performance, and other factors. In conjunction with Management’s recommendation, this assessment led the Committee to exercise discretion to reduce the funding to 100% of target from the calculated 117%.

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COMPENSATION DISCUSSION AND ANALYSIS

When making the final determination of individual awards using the approved funding pool, the Committee had the benefit of information relating to market median compensation levels as well as performance and risk assessment rating information. Considering each individual’s qualitative performance assessment (described for each NEO in the qualitative performance assessments section below) and risk performance assessment, the Committee thought it appropriate to make final individual award decisions of 100% of the NEO’s target.

2019 Long-Term, Equity-based Incentive Compensation Plan Design. The long-term, equity-based incentive plan is an important piece of the compensation mix for our Named Executive Officers. The objectives of our plan, the types of equity-based awards employed under the plan, and areas included in individual performance assessments used to determine award amounts for Named Executive Officers are:

Plan Objectives	Equity Type Mix

Align management and shareholders’ interests
Motivate senior executives to optimize long-term shareholder value
Encourage stock ownership among our employees
Enhance the Company’s ability to retain key talent
Ensure the program design is consistent with our compensation philosophy and reflective of external market trends
Strengthen risk-adjusted pay decisions
Areas of Assessment

The Company’s revenue and expense results

Stock Appreciation Right Awards are calculated by taking 15% of the total LTI award amount divided by the SARs Black-Scholes value on the date of grant

Restricted Stock Unit Awards are calculated by taking 40% of the total LTl award amount divided by the Company’s closing stock price on the date of grant

Performance Share Awards are calculated by taking 45% of the total LTI award amount divided by the Company’s closing stock price on the date of grant

Division revenue and expenses vs. budget
Internal and external customer service levels
Performance relative to the Company’s strategic initiatives
Results related to specific individual responsibilities
Results related to specific individual risk assessments

The Committee believes that performance shares are an important piece of the equity-based incentive compensation opportunity because they create a clear connection between results achieved and compensation earned. In addition, the Committee believes that full-value awards in the form of performance shares and restricted stock units complement each other and are important for driving strong retention value and enhanced ownership-creation opportunities, which is why they are a meaningful portion of the long-term, equity-based incentive opportunity. The Committee also believes that a portion of the opportunity should come from a growth-oriented incentive, specifically Stock Appreciation Rights, or “SARs”, which align executives’ interests with those of the Company’s shareholders. The Committee determined in 2018 that the mix of long-term incentives for grants to be made in 2019 was appropriate, based on the Company’s long-term incentive plan objectives, strategic objectives, compensation philosophy, regulatory guidance, risk culture, and competitive practice.

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COMPENSATION DISCUSSION AND ANALYSIS

Target award levels are established at the beginning of the year for each Named Executive Officer considering market median compensation for each position. Award levels are not automatically made at target. Actual award levels are based upon Company performance, and the Committee includes qualitative assessments of individual performance of each Named Executive Officer in the areas shown in the graphic display on the preceding page. Amounts realizable from prior compensation awards do not influence decisions relative to future awards.

The grant date is the date of the Committee’s approval of the awards, which typically is at a first quarter meeting of the Committee. The grant dates for awards made in 2019 are detailed in the “2019 Grants of Plan-Based Awards” table later in this proxy statement. The Company does not adjust the timing of its annual grant based on SEC filings or press releases. Rather, the annual grant date is established and communicated well in advance.

Performance share grants made in 2019 were structured as follows:

Performance share grants are granted at “target,” calculated by taking 45% of the long-term incentive award amount divided by the Company’s closing stock price on the date of grant. Executives have the opportunity to earn between zero and 150% of their target award based upon the Company’s three-year cumulative result on Return on Average Common Equity (“ROACE”) versus our Compensation Peer Group. Performance share grants are eligible for dividend equivalents which accrue in cash and are paid when the award is earned and distributed.

RSUs have a three-year graded vesting schedule. These grants do not have voting rights during the vesting period, but are eligible for dividend equivalent payments, which accrue in cash and are paid upon vest and distribution of the underlying award.

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COMPENSATION DISCUSSION AND ANALYSIS

SARs are granted at the closing price of the Company’s common stock on the date of grant and have a 10-year term. Grants made in 2019 have a three-year graded vesting schedule. The Company does not grant discounted stock options or SARs, re-price previously granted stock options or SARs, or grant reload stock options.

The Committee believes that the design of the long-term, equity-based incentive plan provides incentive for the creation of shareholder value since the full benefit of the grant to each Named Executive Officer can be realized only with an appreciation in the price of the Company’s common stock or by meeting goals based on relative ROACE, depending on the type of award.

Payout of 2017 Performance Share Awards. The 2017 performance share grant measured the Company’s performance on ROACE versus our compensation peer group over the three-year period beginning January 1, 2017 through December 31, 2019. In its February 2020 meeting, the Committee reviewed final ROACE results showing the Company ranked 7th among peers and the Committee approved a 100% payout. The grant paid out in Company stock and the shares were distributed on the approval date of February 12, 2020.

Other Long-term, Equity-based Plan Provisions. The Variable Compensation Plan and long-term, equity-based incentive compensation awards made in 2019 were authorized under the Company’s 2017 Incentive Compensation Plan (the “Plan”), which was approved and adopted by the Company’s shareholders in 2017.

The Committee has delegated to the chief executive officer, as well as to the chief human resources officer, the authority to grant equity awards for purposes of recruiting, retention, and M&A activity, up to specified limits.

Determination of Long-term, Equity-based Incentive Awards. The chief executive officer recommends the award levels for each Named Executive Officer except for himself, and the Committee makes the final award determination for all Named Executive Officers, including the chief executive officer. The award considerations are not based on a formula. Rather, the Committee may choose to make the actual award higher or lower than the target award based on the qualitative assessment of performance against stated objectives as well as the individual’s risk assessment results. The Committee believes that, by including a performance element as part of the up-front grant process, the Company is able to further reinforce the pay-for-performance objective of the Company’s compensation structure.

When making the final determination to grant long-term, equity-based incentive compensation awards in February 2019, the Committee considered information relating to market median compensation levels, Company financial performance during 2018, the qualitative performance assessment described below, and individual risk performance assessments. After reviewing this information for 2018, the Committee granted a 2019 long-term equity incentive compensation award of 100% of target for Messrs. Carmichael, Anderson, and Forrest and equity awards of 110% for Messrs. Tuzun and Spence.

2020 Proxy Statement	55

COMPENSATION DISCUSSION AND ANALYSIS

Qualitative Performance Assessments. The individual qualitative performance assessment is a review of each Named Executive Officer’s performance against a set of stated objectives. This assessment is performed by the Board of Directors with respect to the chairman, president and chief executive officer’s performance and by the chairman, president and chief executive officer with respect to the performance of the other NEOs. Each NEO was evaluated on the following objectives:

2019 financial plan
Strategic initiatives
Risk management
Operational excellence
Customer experience
Talent optimization and employee engagement
Promotion of the Bank’s Core Values and Leader Capabilities

Examples of specific objectives considered for 2019 performance for each Named Executive Officer are as follows:

For Mr. Carmichael: As chairman, president, and chief executive officer, Mr. Carmichael had responsibility for delivering both short and long-term financial results and leading key strategic initiatives, including the acquisition of MB Financial, Inc. He was also responsible for customer experience results, ensuring effective succession planning and promoting an inclusive and diverse workforce. Additionally, he drove accountability for a culture of strong risk management and regulatory results, and he provided strong Board leadership, including Board composition and a culture of open dialogue and effective challenge.

The Variable Compensation Plan award was based on Mr. Carmichael’s 2019 performance against these objectives and his overall contribution to Fifth Third’s performance. The long-term, equity-based award granted in February 2019 was based on performance against 2018 objectives.

For Mr. Tuzun: As chief financial officer, Mr. Tuzun had responsibility for managing the Company’s financial performance against the 2019 plan, providing strategic advice for long-term business planning, and providing strategic and analytic support for M&A activity, including the acquisition of MB Financial, Inc. Additionally, he managed operational, market and liquidity risks, and effectively managed the Company’s capital plan.

The Variable Compensation Plan award was based on 2019 performance against these objectives. The long-term, equity-based award granted in February 2019 was based on performance against 2018 objectives.

For Mr. Anderson: As chief operating officer, Mr. Anderson was responsible for achieving the financial plan for the commercial line of business and for executing key growth strategies, including the successful integration of MB Financial, Inc. He led efforts to enhance customer satisfaction, ensured strong talent acquisition and talent management plans, and effectively managed operational, compliance, credit and market risks.

The Variable Compensation Plan award was based on 2019 performance against these objectives. The long-term, equity-based award granted in February 2019 was based on performance against 2018 objectives.

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COMPENSATION DISCUSSION AND ANALYSIS

For Mr. Spence: As head of consumer bank, payments, and strategy, Mr. Spence was responsible for leading the Bank’s strategic planning process, as well as executing on strategic priorities related to the Bank’s digital transformation, retail channel optimization, treasury management, and the acquisition of MB Financial, Inc. He was accountable for providing an enhanced customer experience across multiple lines of business, and was responsible for managing operational, compliance, credit and strategic risks.

The Variable Compensation Plan award was based on Mr. Spence’s 2019 performance against these objectives. The long-term, equity-based award granted in February 2019 was based on performance against 2018 objectives.

For Mr. Forrest: As chief risk officer, Mr. Forrest had responsibility for managing all aspects of the Fifth Third’s regulatory results and risk programs including, but not limited to, credit, compliance, operational, market, and liquidity risks. He was also responsible for providing strategic support for Fifth Third’s initiatives, including the acquisition of MB Financial, Inc. and other strategic investments.

In addition, Mr. Forrest was responsible for performing an independent risk management assessment for each of the NEOs, other than himself, to determine if the NEOs are achieving risk-balanced results while consistently demonstrating behaviors that support an appropriate risk culture.

The Variable Compensation Plan award was based on Mr. Forrest’s 2019 performance against the qualitative objectives and risk management assessment. The long-term, equity-based award granted in February 2019 was based on performance against 2018 objectives and risk management assessments.

The Committee’s Considerations. The Committee considers both the aggregate amount and mix of an executive officer’s Total Direct Compensation when making the decisions discussed above. The Committee assesses Total Direct Compensation relative to competitive market data annually. Recommendations for executive compensation are reviewed and approved as final during one of the Committee’s first quarter meetings.

Based on its most recent review of the competitive data, the Committee has determined that the compensation structure for executive officers is effective and appropriate. The structure reflects the Company’s compensation philosophy in that its incentive payout ranges are aligned with the competitive market data; it has appropriate leverage to ensure a strong linkage between compensation, risk outcomes, and performance; and it drives rewards based on the most relevant performance measures for the Company and shareholders.

The Committee also has reviewed the internal relationships between the compensation for the chief executive officer and for other executive officers and has deemed them to be appropriate. The Committee believes that the relative difference between the compensation of the chief executive officer and the compensation of the Company’s other executive officers is consistent with such differences found in the Company’s Compensation Peer Group.

2020 Proxy Statement	57

COMPENSATION DISCUSSION AND ANALYSIS

2020 Executive Compensation Plan Design Changes

2020 Variable Compensation Plan Changes. The Company and the Committee review the Variable Compensation Plan annually to determine if changes should be made to the plan for the next year. During the review in 2019, the Committee approved a change to reduce the maximum percentage allowed for upward discretionary adjustments.

2020 Long-term, Equity-based Incentive Plan Changes. The Company and the Committee also review the long-term, equity-based incentive plan annually to determine if any changes need to be made to the plan (i.e., award mix, performance measures, modifiers, etc.) for the next year. During the review done in 2019, the Committee approved an updated long-term incentive mix for Named Executive Officers that will increase the weight of performance share grants to 50% and decrease the weight of restricted stock units to 35% as shown below.

Executive Benefits and Perquisites

Summary of Eligibility for Benefits and Perquisites. The Company provides few benefits and perquisites to executive officers that are not available to the general employee population. Special benefits include health programs, a deferred compensation plan, financial planning reimbursement, nominal holiday gifts from time to time, parking, and occasional personal use of the corporate aircraft by the chief executive officer. Additionally, spouses or guests of named executive officers may be provided travel and/or entertainment benefits related to business events at which their attendance is expected and appropriate, such as Company recognition events or trips, recruiting meals, or social events held for marketing or other business purposes.

These benefits are often provided with little or no incremental cost to the Company. The Company does not provide tax gross-ups for these special perquisites.

Use of the Corporate Aircraft. The Committee has approved limited personal use of the corporate aircraft by Mr. Carmichael up to a maximum value of $100,000 per year. The Company’s policy requires Mr. Carmichael to reimburse the Company for the incremental cost of operating the corporate aircraft in the event the value of personal use (as measured based on the incremental cost of operating the aircraft) exceeds $100,000 in any year. No other executive officer is permitted to travel on the corporate aircraft for personal use.

58	2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Mr. Carmichael is subject to a lease (“time-sharing”) agreement with the Company that governs the terms and conditions of his personal use of the corporate aircraft. Under the terms of the time-sharing agreement, Mr. Carmichael will pay for the costs of any personal flights that exceed the allowance described above. The cost of Mr. Carmichael’s personal use of the corporate aircraft did not exceed the $100,000 allowance for 2019.

Retirement Benefits. The Company’s retirement benefits are designed to assist employees in accumulating wealth to provide income during their retirement years. The retirement benefits are designed to attract and retain employees and to encourage employees to save money for their retirement while maintaining a competitive cost structure for the Company. Based upon the Company’s research using two national benefits surveys, its retirement benefits are positioned near the market median for similar employers.

The Company’s primary retirement benefit plan is a defined contribution 401(k) plan with a Company match. The same 401(k) plan is maintained for all eligible employees. The 401(k) plan provides a match to employee contributions of 150% on the first 2% and 100% on the next 4 percent of eligible compensation an employee contributes to the plan, and is invested in the employee’s selection of the plan’s existing investment alternatives. This Company match is immediately 100% vested. All Named Executive Officers are eligible for this plan up to the IRS wage or contribution limits. Under the plan, NEOs may not defer their future cash compensation into Company stock.

The Company offers employees at certain salary band levels, including its Named Executive Officers, a nonqualified deferred compensation plan. This plan allows for the deferral of base salary and awards received under the Variable Compensation Plan. The plan also provides for the Company to make a contribution for loss of the qualified plan 401(k) match due to the deferral of pay into this plan or due to wage or contribution limitations under the qualified 401(k) plan. The deferred funds receive earnings based on the mutual funds elected by each executive. The executives do not earn any preferential or above-market returns on these earnings. Under the plan, NEOs may not defer their cash compensation into Company stock.

The Company maintains a defined benefit pension plan which was frozen to new participants as of November 15, 1998. Employees who met the age and service requirement at that time are “grandfathered” and continue to accrue benefits under that plan. No Named Executive Officers are participants in this plan.

Health and Welfare Benefits. The Company offers broad-based medical, dental, vision, life, and disability plans to all of its employees. The Company also provides to each Named Executive Officer a comprehensive physical exam program and access to an executive fitness facility.

Severance and Change in Control Benefits. The Fifth Third Bancorp Executive Change in Control Severance Plan (the “Severance Plan”) provides severance benefits to certain officers upon a qualifying termination after a change in control, subject to execution of a release and non-compete agreement. The plan covers approximately 40 officers, including all Named Executive Officers.

2020 Proxy Statement	59

COMPENSATION DISCUSSION AND ANALYSIS

Under the Severance Plan, certain executives will receive severance if, in connection with a change in control, the executive’s employment is terminated without Cause (as defined in the Severance Plan) or the executive resigns for Good Reason (as defined in the Severance Plan). For this purpose, a change in control would occur in any of the following instances:

Any person is or becomes the beneficial owner of 30% or more of the voting power of the Company’s outstanding securities;

During any consecutive 12-month period, the directors in office in the beginning of such period (or directors who were approved by two-thirds of such directors) cease to constitute a majority of the Board;

The sale or disposition of substantially all of the Company’s assets or the merger or consolidation of the Company with any other corporation unless the voting securities of the Company outstanding prior to such action continue to represent at least 60% of the voting power of the merged or consolidated entity; or

The Company’s shareholders approve a plan of complete liquidation of the Company.

The Severance Plan defers to the applicable incentive compensation plans for treatment of long-term, equity-based incentive compensation in the event of a change in control. More specific details are discussed in the “Potential Payments Upon Termination or Change in Control” section below.

Executive Ownership and Capital Accumulation

Stock Ownership Guidelines. The executive compensation program is designed, in part, to provide opportunities for executive officers to build ownership in the Company and to align performance with shareholder interests. Accordingly, the Company has established stock ownership guidelines for senior employees in the Company’s salary band structure, including the named executive officers. The amount of stock required to be retained varies based upon the assigned salary band and associated multiple of base salary.

These employees are expected to use stock net of taxes obtained through awards under the long-term, equity-based incentive compensation program to establish a significant level of direct ownership. Stock ownership includes:

Stock owned individually and by immediate family sharing the same household.	Restricted stock not yet vested.	Stock held in the employee stock purchase plan.

Until ownership guidelines are met, executive officers are required to retain 100% of the net after-tax stock following exercise or receipt of stock under the long-term, equity-based incentive compensation program. Executives have five years to achieve their executive stock ownership requirements. Specific ownership guidelines for the Named Executive Officers are:

Stock Ownership Guidelines
Chief Executive Officer	6x Salary
Other Named Executive Officers	3x Salary

60	2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The Committee reviews progress toward achieving the ownership goal for the Company’s executive officers on an annual basis. As of the review performed in June 2019, all Named Executive Officers had sufficient holdings to meet or exceed the stock ownership requirements.

Beneficial Ownership. The following table sets forth certain information regarding the Named Executive Officers’ beneficial ownership of the Common Stock of the Company as of December 31, 2019:

Title of Class	Name of Officer	Number of Stock Beneficially Owned (1)	% of Class
Common Stock	Greg D. Carmichael	1,336,633	0.1883%

Common Stock	Tayfun Tuzun	329,256	0.0464%
Common Stock	Lars C. Anderson	191,374	0.0270%

Common Stock	Timothy N. Spence	219,041	0.0309%
Common Stock	Frank R. Forrest	130,083	0.0183%

(1) The amounts shown represent the total stock owned outright by such individuals together with stock held in the name of spouses, minor children, certain relatives, trusts, estates, and certain affiliated companies (as to which beneficial ownership may be disclaimed) and SARs and RSAs or RSUs exercisable (or exercisable within 60 days) of December 31, 2019 but unexercised. These individuals have the number of SARs indicated after their names that are exercisable as of December 31, 2019 or will become exercisable within 60 days of December 31, 2019: Mr. Carmichael, 844,751; Mr. Tuzun, 192,843; Mr. Anderson, 115,511; Mr. Spence, 89,367; and Mr. Forrest, 91,409. The amounts listed for SARs represent the number of rights that may be exercised; the actual number of stock delivered will vary based on the stock’s appreciation over the grant price at the time of exercise.

(2) For beneficial ownership of individual directors and all directors and executive officers as a group see “Election of Directors” on pages 9-21.

Prohibition on Hedging. The Company prohibits all employees and directors from engaging in speculative trading and hedging shares of Company securities. This includes prohibitions against day trading or short-selling of Company securities and transactions in any derivative of Company securities, including buying and writing options. Employees and directors are restricted from buying Company securities on margin or using Company securities as collateral for a loan. Additionally, the Company’s Insider Trading Policy prohibits trading for directors and certain employees during designated blackout periods and requires approval by the Legal Department prior to any trade.

Clawbacks and Recoupments. The Company’s Code of Business Conduct and Ethics and its Compensation Clawback and Disclosure Policy provide that the Company reserves the right to seek restitution of any bonus, commission, or other compensation received as a result of an employee’s intentional or knowing fraudulent or illegal conduct or misconduct, including the making of a material misrepresentation contained in the Company’s financial statements.

Tax and Accounting Impacts of Compensation Programs

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation for certain executive officers that is more than $1 million. The Committee is not limited to paying compensation that is fully deductible and retains the flexibility to consider tax and accounting impacts as some factors among many in structuring compensation programs.

Accounting and Financial Reporting. The Company accounts for long-term, equity-based incentive compensation payments including SARs, RSUs, RSAs, stock options, and performance shares in accordance with accounting principles generally accepted in the United States (U.S. GAAP).

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HUMAN CAPITAL AND COMPENSATION COMMITTEE REPORT

The following Report of the Human Capital and Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

The Human Capital and Compensation Committee has reviewed and discussed with management the preceding Compensation Discussion and Analysis. Based on that discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Michael B. McCallister, Chair

Nicholas K. Akins

Gary R. Heminger

Eileen A. Mallesch

62	2020 Proxy Statement

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing information about the relationship of the annual total compensation of Greg D. Carmichael, our chief executive officer (“CEO”), and the median annual total compensation of our employees. The Company believes that the ratio of pay included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

As of December 31, 2019:

•	The median annual total compensation of all employees of our company (other than the CEO) was $68,103; and
•	The annual total compensation of our CEO, as reported in the Summary Compensation Table included on page 65, was $8,999,237.

Based on this information, for 2019 the ratio of the annual total compensation for our CEO to the median of the annual total compensation of our employees was 132 to 1.

In order to determine this ratio, we first identified one of our employees as the median employee. Since only 11% of our employees receive equity compensation, we considered total cash compensation as a consistently applied compensation measure. As allowed by the rules, we excluded our CEO and our 8 employees located outside the United States (6 in Canada and 2 in the United Kingdom) who are less than 1% of our total 20,418 employee base. We then examined the total cash compensation (salary, wages, and bonus) for the remaining employees who were employed on December 31, 2019, as reflected in our payroll records and reported to the Internal Revenue Service on Form W-2 for 2019. In making this examination we annualized the salary of approximately 2,981 full-time employees hired in 2019 who did not work the entire year. We did not annualize the pay of any other type of employee (i.e. part-time, co-ops, etc.) or make any other adjustments to the payroll data.

Once we identified the median employee, we then compared all elements of that employee’s 2019 compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K; the same methodology we used for our Named Executive Officers in the 2019 Summary Compensation Table on page 65 of this proxy statement, to comparable total compensation of our CEO in order to determine the ratio as shown below:

	Chairman, President and CEO ($)	Median employee ($)
Base salary	1,100,070	59,940
Stock awards	4,462,507	0
Option awards	787,498	0
Non-equity incentive plan compensation	2,200,000	2,283
Change in pension value/NQDC earnings	0	927
All other compensation	449,162	4,953
TOTAL	8,999,237	68,103
CEO pay ratio	132 : 1

2020 Proxy Statement	63

CEO PAY RATIO

December 31, 2019 was the date selected to identify the median employee because it is the date consistent with the rest of the discussion included in this proxy statement and because our employee base does not materially change at any point during the year.

64	2020 Proxy Statement

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table. The table below summarizes the compensation awarded, paid to, or earned by the Company’s Named Executive Officers during 2017-2019. The amounts in the Stock Awards and Option Awards columns indicate the fair value on the grant date associated with all grants awarded in the corresponding year and do not correspond with the amounts that the Named Executive Officers may eventually realize with respect to these awards. The benefit, if any, actually received from these awards will depend upon the future value of our common stock.

2019 Summary Compensation Table
Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Greg D. Carmichael, Chairman, President, and Chief Executive Officer	2019	1,100,070	0	4,462,507	787,498	2,200,000	449,162	8,999,237
	2018	1,088,531	0	4,887,480	862,496	4,100,000	235,145	11,173,652
	2017	1,000,064	0	4,526,248	798,750	2,000,000	363,230	8,688,292

Tayfun Tuzun, Executive Vice President and Chief Financial Officer	2019	602,913	0	1,215,493	214,500	635,000	129,276	2,797,182
	2018	586,015	0	1,020,011	180,000	1,150,000	86,260	3,022,286
	2017	553,426	0	1,190,006	209,997	630,000	129,575	2,713,004

Lars C. Anderson, Executive Vice President and Chief Operating Officer	2019	688,500	0	1,444,991	255,001	760,000	158,214	3,306,706
	2018	688,501	0	1,444,985	255,004	1,400,000	109,171	3,897,661
	2017	686,943	0	1,444,996	255,004	637,500	251,669	3,276,112
Timothy N. Spence, Executive Vice President and Head of Consumer Bank, Payments, and Strategy	2019	492,694	0	1,121,999	197,998	670,000	122,914	2,605,605
	2018	479,902	0	1,020,011	180,000	1,200,000	158,622	3,038,535
	2017	461,950	0	1,359,999	239,999	715,000	318,772	3,095,720

Frank R. Forrest, Executive Vice President and Chief Risk Officer	2019	557,010	0	1,020,011	179,998	615,000	123,609	2,495,628
	2018	546,092	0	1,020,011	180,000	1,055,000	93,476	2,894,579
	2017	534,796	0	1,190,006	209,997	600,000	148,245	2,683,044

(1) The values shown for performance share awards for 2019 in both tables reflect the grant date fair value of $26.72 which was the closing price on the February 6, 2019 grant date and the price used to calculate the number of performance shares awarded. The values shown for performance share awards for 2018 in both the Summary Compensation Table and the table below reflect the grant date fair value of $33.10 for Mr. Carmichael, which was the closing price on the January 31, 2018 grant date and also the price used to calculate the number of performance shares awarded. The values shown for performance share awards for all other NEO’s in 2018 in both tables reflect the grant date fair value of $33.17 which was the closing price on the January 29, 2018 grant date and also the price used to calculate the number of shares awarded. The values included for performance share awards for 2017 in both the Summary Compensation Table and the table below reflect the grant date fair value of $26.52 which was the closing price on the February 3, 2017 grant date and the price used to calculate the number of performance shares awarded. Fair values for 2017, 2018, and 2019 performance share awards assume target performance achievement as of the date of grant. Fair values assuming maximum performance as of the date of grant are as follows:

Executive	Fair Value at Maximum Performance
	2017 ($)	2018 ($)	2019 ($)
Greg D. Carmichael	3,594,362	3,881,240	3,543,753
Tayfun Tuzun	945,014	810,011	965,247
Lars C. Anderson	1,147,494	1,147,516	1,147,491
Timothy N. Spence	1,080,000	810,011	891,018
Frank R. Forrest	945,014	810,011	810,017

(2) Amounts reflect the aggregate grant date fair value of awards granted during the year valued in accordance with statement of accounting principles generally accepted in the United States. Assumptions used in determining fair value are disclosed in Note 26 “Stock Based Compensation” located on pages 174-177 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

(3) Amounts reflect the Variable Compensation Plan award paid in cash to each NEO.

(4) The amounts reflected in the All Other Compensation column consist of the benefits provided to the Company’s Named Executive Officers as described above under “Compensation Discussion and Analysis—Executive Benefits and Perquisites.” The following table reflects the costs of these benefits for 2019.

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COMPENSATION OF NAMED EXECUTIVE OFFICERS

Executive	Perquisites and Other Personal Benefits ($)		Registrant Contributions to Defined Contribution Plans ($)	Tax Reimbursements & Insurance Premiums ($)	Severance ($)	Other ($)(F)	Total ($)
Greg D. Carmichael	82,785	(A)	364,005	672	0	1,700	449,162
Tayfun Tuzun	5,010	(B)	123,370	396	0	500	129,276
Lars C. Anderson	11,063	(C)	146,195	456	0	500	158,214
Timothy N. Spence	2,400	(D)	118,489	325	0	1,700	122,914
Frank R. Forrest	9,900	(E)	112,841	368	0	500	123,609

(A) The amount shown for Mr. Carmichael represents trust and estate planning fees, parking, an executive physical, personal use of corporate aircraft ($63,079), and the incremental cost of travel and entertainment benefits provided to Mr. Carmichael’s guest at business functions.

(B) The amount shown for Mr. Tuzun represents parking and an executive physical.

(C) The amount shown for Mr. Anderson represents trust and estate planning fees, parking, an executive physical, and the incremental cost of travel and entertainment benefits provided to Mr. Anderson’s guest at business functions.

(D) The amount shown for Mr. Spence represents parking.

(E) The amount shown for Mr. Forrest represents trust and estate planning fees and parking.

(F) The amount shown for Mr. Carmichael represents wellness rewards and a company Health Savings Account contribution. The amount shown for Mr. Tuzun represents a company Health Savings Account contribution. The amount shown for Mr. Anderson represents a company Health Savings Account contribution. The amount shown for Mr. Spence represents wellness rewards and a company Health Savings Account contribution. The amount shown for Mr. Forrest represents a company Health Savings Account contribution.

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COMPENSATION OF NAMED EXECUTIVE OFFICERS

Grants of Plan-Based Awards. The following table reflects the full grant date fair value of long-term, equity-based incentive compensation awards made to our Named Executive Officers during 2019. Each of the Named Executive Officers received grants of performance shares that will vest in full three years from the grant date (contingent on meeting the performance threshold), SARs that will vest in three equal annual installments from the grant date, and RSUs that will vest in three equal annual installments from the grant date. Dividend equivalents are paid in cash on unvested RSUs granted prior to 2019. Dividend equivalents are accrued in cash for RSUs and performance shares granted in 2019 and will be paid out when the underlying awards are earned and distributed. None of these awards have been re-priced or modified.

Performance shares are reported in the “Estimated Future Payouts Under Equity Incentive Plan Award” columns below; RSUs are reported in the “All Other Stock Awards: Number of Shares of Stock or Units” column below; and SARs are reported in the “All Other Option Awards: Number of Securities Underlying Options” column below.

2019 Grants of Plan-Based Awards
Name	Grant Date(1)	Date Grant Approved by Compensation Committee	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)				Estimated Future Payouts Under Equity Incentive Plan Awards(3)				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)

			Number of Units	Threshold ($)	Target ($)	Maximum ($)	Number of Units	Threshold (#)	Target (#)	Maxi- mum (#)
Greg D. Carmichael				—	2,200,000	4,950,000
	2/6/2019	2/6/2019					88,417	44,209	88,417	132,626				2,362,502
	2/6/2019	2/6/2019										106,707	26.72	787,498
	2/6/2019	2/6/2019									78,593			2,100,005
Tayfun Tuzun				—	634,845	1,428,402
	2/6/2019	2/6/2019					24,083	12,042	24,083	36,125				643,498
	2/6/2019	2/6/2019										29,065	26.72	214,500
	2/6/2019	2/6/2019									21,407			571,995
Lars C. Anderson				—	757,351	1,704,040
	2/6/2019	2/6/2019					28,630	14,315	28,630	42,945				764,994
	2/6/2019	2/6/2019										34,553	26.72	255,001
	2/6/2019	2/6/2019									25,449			679,997
Timothy N. Spence				—	667,012	1,500,777
	2/6/2019	2/6/2019					22,231	11,116	22,231	33,347				594,012
	2/6/2019	2/6/2019										26,829	26.72	197,998
	2/6/2019	2/6/2019									19,760			527,987
Frank R. Forrest				—	614,099	1,381,723
	2/6/2019	2/6/2019					20,210	10,105	20,210	30,315				540,011
	2/6/2019	2/6/2019										24,390	26.72	179,998
	2/6/2019	2/6/2019									17,964			479,998

(1) Awards were made under the 2017 Incentive Compensation Plan as approved by shareholders on April 18, 2017.

(2) Includes a range of possible payouts for 2019 performance under the Variable Compensation Plan, based on percent of salary targets and subject to threshold, target and maximum levels of corporate performance. Awards are subject to adjustments based on individual performance, risk assessment results, and business unit performance. Actual awards received for 2019 are reported in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(3) Includes performance shares that are settled in Company common stock, only after threshold performance or greater is achieved.

(4) “Grant Date Fair Value of Option Awards” granted on February 6, 2019, calculated as the total number of shares multiplied by $7.38. “Grant Date Fair Value of Stock Awards” granted (including performance shares) on February 6, 2019 calculated as the total number of shares multiplied by $26.72.

2020 Proxy Statement	67

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Outstanding Equity Awards at Year-End. The following table outlines outstanding long-term, equity-based incentive compensation awards for the Named Executive Officers as of December 31, 2019. Each outstanding award is shown separately. The “Option Awards” columns reflect SARs. The “Stock Awards” columns include restricted stock awards, and RSUs and Performance Shares listed in the “Equity Incentive Plan Award” columns. Performance shares settle entirely in shares of Company common stock only after threshold performance or greater is achieved. The vesting schedule for each award is described in the footnotes to this table.

Outstanding Equity Awards at December 31, 2019
	Option Awards						Stock Awards(14)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Greg D. Carmichael	236,407	—		—	14.36	4/17/2022	—		—	—		—
	141,447	—		—	16.15	4/16/2023	—		—	—		—
	82,312	—		—	21.63	4/15/2024	—		—	—		—
	56,933	—		—	18.78	2/11/2025	—		—	—		—
	110,934	36,978	(1)	—	14.87	2/12/2026	—		—	—		—
	62,280	31,141	(2)	—	26.52	2/3/2027	—		—	—		—
	25,375	50,750	(3)	—	33.10	1/31/2028	—		—	—		—
	—	106,707	(5)	—	26.72	2/06/2029	—		—	—		—
	—	—		—	—	—	26,773	(6)	823,002	—		—
	—	—		—	—	—	46,324	(7)	1,424,000	—		—
	—	—		—	—	—	78,593	(9)	2,415,949	—		—
	—	—		—	—	—	—		—	90,356	(10)	2,777,543
	—	—		—	—	—	—		—	78,172	(11)	2,403,007
	—	—		—	—	—	—		—	88,417	(13)	2,717,939
Tayfun Tuzun	4,615	—		—	14.80	4/20/2020	—		—	—		—
	5,714	—		—	13.36	4/19/2021	—		—	—		—
	29,551	—		—	14.36	4/17/2022	—		—	—		—
	16,447	—		—	16.15	4/16/2023	—		—	—		—
	34,456	—		—	21.63	4/15/2024	—		—	—		—
	22,417	—		—	18.78	2/11/2025	—		—	—		—
	26,103	8,700	(1)	—	14.87	2/12/2026	—		—	—		—
	16,374	8,187	(2)	—	26.52	2/3/2027	—		—	—		—
	5,295	10,592	(4)	—	33.17	1/29/2028	—		—	—		—
	—	29,065	(5)	—	26.72	2/6/2029	—		—	—		—
	—	—		—	—	—	7,039	(6)	216,379	—		—
	—	—		—	—	—	9,648	(8)	296,580	—		—
	—	—		—	—	—	21,407	(9)	658,051	—		—
	—	—		—	—	—	—		—	23,756	(10)	730,259
	—	—		—	—	—	—		—	16,280	(12)	500,447
	—	—		—	—	—	—		—	24,083	(13)	740,311

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COMPENSATION OF NAMED EXECUTIVE OFFICERS

Outstanding Equity Awards at December 31, 2019
	Option Awards						Stock Awards(14)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Lars C. Anderson	44,374	14,791	(1)	—	14.87	2/12/2026	—		—	—		—
	19,883	9,942	(2)	—	26.52	2/3/2027	—		—	—		—
	7,502	15,005	(4)	—	33.17	1/29/2028	—		—	—		—
	—	34,553	(5)	—	26.72	2/6/2029	—		—	—		—
	—	—		—	—	—	8,547	(6)	262,735	—		—
	—	—		—	—	—	13,667	(8)	420,124	—		—
	—	—		—	—	—	25,449	(9)	782,302	—		—
	—	—		—	—	—	—		—	28,846	(10)	886,726
	—	—		—	—	—	—		—	23,063	(12)	708,957
	—	—		—	—	—	—		—	28,630	(13)	880,086
Timothy N. Spence	31,323	10,440	(1)	—	14.87	2/12/2026	—		—	—		—
	18,713	9,357	(2)	—	26.52	2/3/2027	—		—	—		—
	5,295	10,592	(4)	—	33.17	1/29/2028	—		—	—		—
	—	26,829	(5)	—	26.72	2/6/2029	—		—	—		—
	—	—		—	—	—	8,045	(6)	247,303	—		—
	—	—		—	—	—	9,648	(8)	296,580	—		—
	—	—		—	—	—	19,760	(9)	607,422	—		—
	—	—		—	—	—	—		—	27,149	(10)	834,560
	—	—		—	—	—	—		—	16,280	(12)	500,447
	—	—		—	—	—	—		—	22,231	(13)	683,381
Frank R. Forrest	9,571	—		—	21.63	4/15/2024	—		—	—		—
	12,454	—		—	18.78	2/11/2025	—		—	—		—
	17,402	8,700	(1)	—	14.87	2/12/2026	—		—	—		—
	16,374	8,187	(2)	—	26.52	2/3/2027				—		—
	5,295	10,592	(4)	—	33.17	1/29/2028				—		—
	—	24,390	(5)	—	26,72	2/6/2029
	—	—		—	—	—	7,039	(6)	216,379	—		—
	—	—		—	—	—	9,648	(8)	296,580	—		—
	—	—		—	—	—	17,964	(9)	552,213
	—	—		—	—	—	—		—	23,756	(10)	730,259
	—	—		—	—	—	—		—	16,280	(12)	500,447
	—	—		—	—	—	—		—	20,210	(13)	621,255

(1) All of the granted shares will vest on February 12, 2020.

(2) All of the granted shares will vest on February 3, 2020.

(3) One-third of the granted shares will vest on each of January 31, 2020 and 2021.

(4) One-third of the granted shares will vest on each of January 29, 2020 and 2021.

(5) One-third of the granted shares will vest on each of February 6, 2020, 2021 and 2022.

(6) All unvested shares are scheduled to vest on February 3, 2020.

(7) One-third of the granted shares will vest on each of January 31, 2020 and 2021.

(8) One-third of the granted shares will vest on each of January 29, 2020 and 2021.

(9) One-third of the granted shares will vest on each of February 6, 2020, 2021 and 2022.

(10) All unvested shares are scheduled to vest on February 3, 2020, subject to achievement of stated performance goals.

(11) All unvested shares are scheduled to vest on January 31, 2021, subject to achievement of stated performance goals.

(12) All unvested shares are scheduled to vest on January 29, 2021, subject to achievement of stated performance goals.

(13) All unvested shares are scheduled to vest on February 6, 2022, subject to achievement of stated performance goals.

(14) Values are based on the December 31, 2019, closing price of the Company’s common stock of $30.74 with performance shares valued as if target performance was achieved.

2020 Proxy Statement	69

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Option Exercises and Stock Vested. The following table outlines SARs exercised and restricted stock that vested during 2019.

	2019 Option Exercises & Stock Vested

	Option Awards(1)		Stock Awards(2)

Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Greg D. Carmichael	185,476	2,750,609	268,099	7,246,295
Tayfun Tuzun			63,194	1,710,990
Lars C. Anderson			260,789	6,965,422
Timothy N. Spence			114,002	3,062,440
Frank R. Forrest			63,194	1,710,990

(1) The dollar figures in the table represent the value at exercise for option awards.

(2) The dollar figures in the table represent the value on the vest date for stock awards.

Nonqualified Deferred Compensation. As discussed above, the Company maintains a Nonqualified Deferred Compensation Plan (“NQDCP”) that allows participant and Company contributions.

The plan allows participants to defer up to 70% of their base salary and up to 100% of their Variable Compensation award. In addition, the Company makes contributions for loss of qualified 401(k) plan matching contributions for two reasons: (1) due to base salary or Variable Compensation Plan award deferrals into the NQDCP plan and/or (2) due to wage and/or contribution limitations under the qualified 401(k) plan. The Company’s contribution to this plan is determined by taking the participant’s eligible wages above the qualified 401(k) plan compensation limits ($280,000 for 2019) and applying the Company’s 401(k) match (7%). If other qualified plan 401(k) limitations applied, the participants would also have contributions made to the plan for those limitations.

Distributions are made in a lump sum or in up to 10 annual installments. The Named Executive Officers may elect when the payments commence. The earliest distribution is August of the calendar year following the year of retirement. The entire distribution may be made no later than the 10th calendar year following the year of retirement. This plan is intended to comply with the requirements of Section 409(A) of the Internal Revenue Code.

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COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following table illustrates the nonqualified deferred compensation plan benefits. It includes each Named Executive Officer’s and the Company’s contributions (each of which are reflected in the amounts disclosed in the 2019 Summary Compensation Table) under the NQDCP as well as the earnings during 2019. It does not reflect matching 401(k) or discretionary contributions made under the qualified plan.

	2019 Nonqualified Deferred Compensation

Executive	Plan		Executive Contributions in 2019 ($)	Company Contributions in 2019 ($)	Aggregate Earnings in 2019 ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at 12/31/19 ($)
Greg D. Carmichael	NQDCP	(1)	-	344,405	1,298,673	-	7,423,897
Tayfun Tuzun	NQDCP	(1)	87,646	103,104	280,309	-	2,329,314
Lars C. Anderson	NQDCP	(1)	-	126,595	101,827	-	670,061
Timothy N. Spence	NQDCP	(1)	-	98,889	41,271	-	302,737
Frank R. Forrest	NQDCP	(1)	-	93,241	92,534	-	766,170

(1) The investments under this plan would produce earnings equal to those of any other investor who invested similar amounts of money in like investments for the same time period during the year.

Potential Payments Upon Termination or Change in Control. The treatment of long-term, equity-based awards issued as of December 31, 2019, under all termination scenarios, is dictated by the 2008, 2011, 2014, 2017, and 2019 Incentive Compensation Plans, which were approved by shareholders on: April 15, 2008; April 19, 2011; April 15, 2014; April 18, 2017; and April 16, 2019, respectively.

The Company’s change in control policies were determined by the Committee to provide appropriate benefits based on a competitive review of the Compensation Peer Group and published guidance at the time of their adoption from institutional shareholder groups.

These arrangements fit into the Company’s overall compensation objectives as they are viewed to be competitive, but not excessive, relative to our Compensation Peer Group, and they allow us to attract and retain qualified senior executives. However, these arrangements impact neither the compensation target levels that are based on market median compensation nor the compensation awards based on a variety of performance factors as described in this proxy statement.

The estimated payouts under a variety of termination scenarios for the Named Executive Officers are discussed below. Except in a change in control scenario, the Named Executive Officer’s termination would not result in enhanced retirement benefits.

Voluntary or Without Cause. The Company does not currently have contracts with its Named Executive Officers that would require cash severance payments upon voluntary termination. Under the terms of the 2008, 2011, 2014, 2017, and 2019 Incentive Compensation Plans, if the Named Executive Officer meets certain retirement eligibility criteria, any exercisable SARs would remain outstanding and under certain other criteria outstanding equity awards may continue to vest. These values, as applicable, are included in the following pages.

With Cause. The Company does not currently have contracts with its Named Executive Officers that would require cash severance payments upon involuntary termination by the Company for cause. Under the terms of the Company’s 2008, 2011, 2014, 2017, and 2019 Incentive Compensation Plans, all equity-based awards would be immediately forfeited.

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COMPENSATION OF NAMED EXECUTIVE OFFICERS

Death and Disability. Under the terms of the 2008, 2011, 2014, 2017, and 2019 Incentive Compensation Plans, all unvested stock and option awards vest immediately and option awards remain outstanding for the remaining term of the grant. Performance shares are earned on a prorated basis determined by the Named Executive Officer’s full months of service and are adjusted based on the achievement of the performance goals for the full performance period. The table on the following page reflects an assumed payout each Named Executive Officer would be eligible to receive if the Company achieved 100% of its performance goals for each outstanding performance share award and paid out effective December 31, 2019.

Change in Control. As described in the “Severance and Change in Control Benefits” section, the Company’s Severance Plan provides for the payment of benefits upon a qualifying termination following a change in control (a “triggering event”) for the Named Executive Officers and other officers of the Company. In exchange for the payments and benefits under the plan, the eligible Named Executive Officer would be required to sign an agreement at the time of the triggering event not to compete with, nor solicit employees or customers from, the Company for a period of three years following the executive’s termination for Messrs. Carmichael, Tuzun, and Anderson and for a period of two years for Messrs. Spence and Forrest.

The cash severance payment would be equal to 2.99 times the Named Executive Officer’s base salary plus his or her Variable Compensation amount for Messrs. Carmichael, Tuzun, and Anderson and 2 times base salary plus his Variable Compensation amount for Messrs. Spence and Forrest. In addition, the Named Executive Officer would earn a prorated Variable Compensation Plan award for the fiscal year of the termination. The table below reflects an assumed full-year Variable Compensation Plan award at the amount each Named Executive Officer would be eligible to receive if the Company achieves 100% of its Variable Compensation Plan performance targets.

Since April 2008, we have not granted any awards that provide for “single-trigger” vesting upon a change in control to our executives. Instead, as defined in our incentive compensation plans, any outstanding long-term, equity-based award (stock options, SARs, and restricted stock awards) would vest immediately only if there is a change in control and a subsequent qualifying termination of employment (“double-trigger” vesting). Performance share awards would be deemed earned and paid out based on the greater of (1) the extent to which applicable performance goals have been met through and including the effective date of the change in control or (2) the value on the date of the change in control of the number of target shares, in each case prorated based on the portion of the performance period elapsed at the time of the change in control. The value of performance share awards would be calculated based on current market value of the Company’s stock on the date of the change in control times the earned number of shares. The table on the following page reflects an assumed payout each Named Executive Officer would be eligible to receive if the Company achieved 100% of its performance goals for each outstanding performance share award and paid out effective December 31, 2019. The treatment of equity awards applies to all long-term, equity-based award recipients eligible for change in control benefits, not just for the Company’s Named Executive Officers.

Upon a triggering event, Messrs. Carmichael, Tuzun, and Anderson would receive three, and Messrs. Spence and Forrest would receive two, additional years of age and service credit under the qualified and nonqualified defined contribution plans; medical, dental, and life insurance benefits; and the additional value, if any, of the pension benefit at age 60. These benefits are reflected in the Other Benefits category below. The NEO’s termination would not result in enhanced retirement benefits. Eligibility for these benefits, as well as any other benefits in a change in control scenario, is determined in a manner consistent with all eligible employees, not just the Company’s Named Executive Officers.

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COMPENSATION OF NAMED EXECUTIVE OFFICERS

Material differences in circumstances relate to retirement eligibility, as described above. As of December 31, 2019, Messrs. Carmichael, Tuzun, and Forrest meet all retirement eligibility criteria under outstanding long-term, equity-based compensation award agreements. All three have met the criteria in to retain all vested and unvested awards except in a termination for cause scenario.

The tables below contain the total payments one would receive under each termination scenario if the Named Executive Officer separated on December 31, 2019. For all termination scenarios, the figures for long-term, equity-based incentive compensation awards are as of December 31, 2019, at the closing stock price of $30.74 on that date.

	Termination Scenarios

Executive	Voluntary or Without Cause ($)(1)	With Cause	Death or Disability ($)(2)

Greg D. Carmichael	23,099,141	—	20,485,880

Tayfun Tuzun	5,393,721	—	4,733,364

Lars C. Anderson	—	—	4,321,600

Timothy N. Spence	—	—	3,436,377

Frank R. Forrest	3,769,209	—	3,188,223
(1)

Amounts in this column include the amount of long-term, equity-based compensation each NEO is entitled to retain for meeting all of the retirement eligibility criteria under outstanding award agreements in a voluntary or without cause termination scenario.

(2)

Amounts in this column include the total amount of long-term, equity-based compensation each NEO is entitled either to retain or to have the vesting accelerated because of a death or disability scenario.

	Involuntary Termination Upon a Change in Control

Executive	Cash Severance ($)	Unvested Equity ($)	Potential Excise Tax Gross-Up ($)	Other Benefits ($)	Total ($)

Greg D. Carmichael	12,067,000	13,708,658	0	747,164	26,522,822

Tayfun Tuzun	4,340,827	3,431,487	0	315,025	8,087,339

Lars C. Anderson	5,080,448	4,356,521	0	338,868	9,775,837

Timothy N. Spence	2,989,202	3,482,716	0	199,604	6,671,522

Frank R. Forrest	2,958,841	3,187,800	0	188,204	6,334,845

Compensation Committee Interlocks and Insider Participation

In 2019, the Human Capital and Compensation Committee members were Messrs. Akins, Heminger, and McCallister and Ms. Mallesch. No executive officer of Fifth Third serves on any board of directors or compensation committee of an entity that compensates any member of the Human Capital and Compensation Committee.

2020 Proxy Statement	73

CERTAIN TRANSACTIONS

The Charter of the Company’s Human Capital and Compensation Committee requires that the Human Capital and Compensation Committee pre-approve all related person or affiliate transactions between Fifth Third Bancorp and any of its affiliates, directors, officers, and/or employees or in which any of such persons directly or indirectly is interested or benefited, other than for extensions of credit otherwise covered by policies and procedures governed by Federal Reserve Regulation O.

Certain of these related person transactions are required to be disclosed by Fifth Third Bancorp in this proxy statement:

One of our directors, Katherine B. Blackburn, is the Executive Vice President of the Cincinnati Bengals professional football team. She and members of her immediate family own substantially all of the equity interests in the parent company of the Cincinnati Bengals. During 2019, we paid the Cincinnati Bengals approximately $1.8 million for sponsorship arrangements, tickets, and advertising expenses. Prior to Ms. Blackburn’s appointment to the Board in September 2014, Fifth Third and the Cincinnati Bengals signed a five-year contract extension for these arrangements that calls for total payments by Fifth Third Bancorp during that period of over $7.9 million. By virtue of Ms. Blackburn’s being an executive officer and a principal owner of the Cincinnati Bengals, she is deemed to be a related party having a direct material interest in these arrangements.

Kevin Hipskind is employed by Fifth Third Bank as an Executive Vice President. He is the brother-in-law of Philip R. McHugh, who is an Executive Vice President of Fifth Third Bancorp. In 2019, Mr. Hipskind received compensation of approximately $856,258 including base salary and incentive and equity compensation as well as benefits generally available to similarly situated employees.

The compensation package of Kevin Hipskind was established by Fifth Third Bancorp in accordance with its employment and compensation policies and practices applicable to employees with equivalent qualifications and responsibilities in similar positions.

We have also engaged in transactions with certain entities that have reported beneficial ownership of over 5% of our common stock. In 2019, we paid BlackRock Financial Management, Inc. approximately $2,406,265 for tools used to manage an investment portfolio, including a trading platform, risk analytics, and daily reporting. In 2019, we paid the Vanguard Group approximately $30,403 for administrative services related the 401K and Deferred Compensation Plans of employees of MB Financial, Inc. All of these business relationships and transactions were conducted at arm’s length in our ordinary course of business.

Additionally, Fifth Third Bancorp has engaged and intends to continue to engage in the lending of money through its subsidiary bank to various of its directors, executive officers and shareholders, and corporations or other entities in which they may own a controlling interest. The loans to such persons and/or entities (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and (iii) did not involve more than a normal risk of collectability or did not present other features unfavorable to Fifth Third Bancorp.

74	2020 Proxy Statement

CERTAIN TRANSACTIONS

Certain Additional Transactions.

Effective June 30, 2014, MB Financial, Inc. entered into a letter agreement (the “Escrow Letter Agreement”) with certain principal stockholders of Taylor Capital (the “Principal Stockholders”) pursuant to which the Principal Stockholders agreed to be responsible for repayment of 60% of the restitution payments made by Taylor Capital’s subsidiary bank, Cole Taylor Bank, or MB Financial Bank, as successor to Cole Taylor Bank, under the Order to Cease and Desist and Order of Assessment of Civil Money Penalty Issued Upon Consent Pursuant to the Federal Deposit Insurance Act and the Illinois Banking Act, As Amended (the “Consent Order”) entered into by Cole Taylor Bank with the Board of Governors of the Federal Reserve System and the State of Illinois Department of Financial and Professional Regulation, Division of Banking, for a specified period of time calculated on an after-tax basis if the Company realizes a tax benefit therefrom. In 2019, MB Financial, Inc. merged into Fifth Third Bancorp.

The restitution payments are subject to a maximum of the lesser of: (i) $30,000,000; or (ii) the total amount of such restitution that relates to fees collected by the third party named in the Consent Order, with which Cole Taylor Bank previously had a deposit program relationship, from affected account holders between May 4, 2012 and June 30, 2014. Included among the Principal Stockholders are: Prairie Capital IV, L.P. and Prairie Capital IV QP, L.P. (collectively, the “Prairie Entities”), with which C. Bryan Daniels is affiliated as a managing member of the sole general partner of each of the Prairie Entities. Mr. Daniels has a 2.31% ownership interest in Prairie Capital IV, L.P. and Prairie Capital IV QP, L.P.

Prairie Capital IV, L.P. and Prairie Capital IV QP, L.P. are obligated to contribute approximately 7.77% and 7.77%, respectively, toward the total repayment responsibility of the Principal Stockholders under the Escrow Letter Agreement. The Escrow Letter Agreement originally provided that, during the four-year period after the closing of the MB-Taylor Capital Merger, the payment obligation of the Principal Stockholders would be secured by their deposit into escrow of cash or, with respect to the Prairie Entities, a letter of credit. The Escrow Letter Agreement was amended on December 16, 2016 to terminate the escrow arrangement effective December 15, 2016 (the “Escrow Termination Date”). The Principal Stockholders, other than the Prairie Entities, will remain obligated for four years following the Escrow Termination Date on an unsecured basis. The Prairie Entities will remain obligated on an unsecured basis for three years following the Escrow Termination Date.

2020 Proxy Statement	75

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

In accordance with its written charter adopted by the Board of Directors, which may be found in the Corporate Governance Section of the Company’s website at www.53.com, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company. During 2019, the Committee met 13 times, and the Committee discussed the interim financial and other information contained in each quarterly earnings announcement and periodic filings to the SEC with the Chief Executive Officer, Chief Financial Officer, Controller, and the independent external audit firm prior to public release.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent external audit firm a formal written statement describing all relationships between the firm and the Company that might bear on the firm’s independence consistent with applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence and satisfied itself as to the firm’s independence. The Committee also discussed with management, the internal auditors, and the independent external audit firm the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget, and staffing. The Committee reviewed both with the independent external audit firm and internal auditors, their audit plans, audit scope, and identification of audit risks.

The Committee discussed and reviewed with the independent external audit firm all communications required by standards of the Public Company Accounting Oversight Board, including the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, and Rule 2-07, Communication with Audit Committees, of Regulation S-X, and, with and without management present, discussed and reviewed the results of the independent external audit firm’s examination of the financial statements. The Committee also discussed the results of internal audits.

76	2020 Proxy Statement

REPORT OF THE AUDIT COMMITTEE

The Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2019 and management’s assessment as to the effectiveness of Company’s internal control over financial reporting as of December 31, 2019 with management and the independent external audit firm. Management has the responsibility for the preparation of the Company’s consolidated financial statements and their assessment of the effectiveness of the Company’s internal control over financial reporting and the independent external audit firm has the responsibility for the audits of those consolidated statements and of the effectiveness of internal control over financial reporting.

Based on the above-mentioned reviews and discussions with management and the independent external audit firm, the Committee recommended to the Board that the Company’s audited consolidated financial statements and report on the effectiveness of internal control over financial reporting be included in its Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC. The Committee also appointed the independent external audit firm for 2020.

Emerson L. Brumback, Chair

Jorge L. Benitez

Jerry W. Burris

C. Bryan Daniels

Jewell D. Hoover

Eileen A. Mallesch

2020 Proxy Statement	77

PRINCIPAL INDEPENDENT EXTERNAL AUDIT FIRM FEES

The following table sets forth the aggregate fees billed to Fifth Third Bancorp for the fiscal years ended December 31, 2019 and December 31, 2018 by the Company’s independent external audit firm Deloitte & Touche LLP.

	December 31,

	2019	2018
Audit fees	$4,795,867	$4,285,369
Audit-related fees (1)	1,442,583	1,145,323
Tax fees (2)	451,286	408,401
All other fees (3)	78,500	23,599

	$6,768,236	$5,862,692

(1)            Includes fees for services related to benefit plan audits, private and other common trust fund audits, stand-alone statutory audits, examinations of management’s assertion, reports pursuant to Statement on Standards for Attestation Engagements No. 18, loan servicing reports, comfort letters and trust compliance.

(2)            Includes fees for services related to tax compliance and tax consulting and planning. Of these amounts, for 2019, $265,839 represents fees for tax compliance services and $185,447 represents fees for tax consulting and planning services; and for 2018, $243,721 represents fees for tax compliance services and $164,680 represents fees for tax consulting and planning services.

(3)            Includes fees for accounting subscription services. The Audit Committee has concluded that the provision of these services is compatible with maintaining the principal accountant’s independence.

The Audit Committee is responsible for pre-approving all auditing services and permitted non-audit services to be performed by the independent external audit firm, except as described below.

The Audit Committee will establish general guidelines for the permissible scope and nature of any permitted non-audit services in connection with its annual review of the audit plan and will review such guidelines with the Board of Directors. Pre-approval may be granted by action of the full Audit Committee or, in the absence of such Audit Committee action, by the Audit Committee Chair, whose action shall be considered to be that of the entire Committee. Pre-approval shall not be required for the provision of non-audit services if (1) the aggregate amount of all such non-audit services constitutes no more than 5% of the total amount of fees paid by the Company to the auditors during the fiscal year in which the non-audit services are provided, (2) such services were not recognized by the Company at the time of engagement to be non-audit services, and (3) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit. No services were provided by Deloitte & Touche LLP during 2019 or 2018 pursuant to this exception.

78	2020 Proxy Statement

COMPANY PROPOSAL 1

Company Proposal 1: Independent External Audit Firm

(Item 2 on Proxy Card)

The Audit Committee of the Board of Directors proposes and recommends that the shareholders approve the selection by the Committee of the firm of Deloitte & Touche LLP to serve as its independent external audit firm for the Company for the year 2020. The firm has served as the independent external audit firm for Fifth Third Bank since 1970 and for the Company since 1975. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting to make such comments as they desire, and to respond to questions from shareholders of the Company. Action by the shareholders is not required by law in the appointment of an independent external audit firm, but their appointment is submitted by the Audit Committee in order to give the shareholders a voice in the designation of the independent external audit firm. If the resolution approving Deloitte & Touche LLP as the Company’s independent external audit firm is rejected by the shareholders, then the Audit Committee will reconsider its choice of independent external audit firm. Even if the resolution is approved, the Audit Committee at its discretion may direct the appointment of a different independent external audit firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the Company’s independent external audit firm. The Audit Committee is also responsible for the audit fee negotiations associated with the Company’s retention of Deloitte & Touche LLP. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent external audit firm. Additionally, the Audit Committee and its Chair are directly involved in the selection and mandated rotation of the lead engagement partner from Deloitte & Touche LLP.

The members of the Audit Committee believe that the continued retention of Deloitte & Touche LLP to serve as the Company’s independent external audit firm is in the best interest of the Company and its investors.

Vote Required

Proxies received by the Company and not revoked prior to or at the Annual Meeting will be voted in favor of the resolution unless otherwise instructed by the shareholder. Pursuant to the Company’s Code of Regulations, the affirmative vote of the holders of a majority of the shares of the Company’s common stock present in person or by proxy at the Annual Meeting and entitled to vote on this proposal is required to approve the appointment of Deloitte & Touche LLP. Abstentions will have the same effect as a vote cast against this proposal. Shares not voted on this proposal by brokers and other entities holding shares on behalf of beneficial owners will not be counted as present to vote on this proposal and will have no effect on the outcome.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

RECOMMENDS THE ADOPTION OF THE RESOLUTION.

2020 Proxy Statement	79

COMPANY PROPOSAL 2

Company Proposal 2: Advisory Vote on Executive Compensation

(Item 3 on Proxy Card)

As required by Section 14A of the Exchange Act, we are seeking advisory shareholder approval of the compensation of the Named Executive Officers as disclosed in this proxy statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives you, as a shareholder, the opportunity to endorse or not endorse our executive pay program through the following resolution:

RESOLVED, that the shareholders advise that they approve the compensation of Fifth Third Bancorp’s Named Executive Officers, as disclosed pursuant to the disclosure rules of the Securities and Exchange Commission (which disclosure shall include the “Compensation Discussion and Analysis” section and the compensation tables and any related material in the “Compensation of Named Executive Officers and Directors” section of this proxy statement for its 2020 Annual Meeting).

Because your vote is advisory, it will not be binding upon the Board. However, the Human Capital and Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

As discussed in “Compensation Discussion and Analysis,” the Human Capital and Compensation Committee has determined that the compensation structure for executive officers is effective and appropriate and has determined that the Company’s aggregate 2019 Total Rewards package (and potential payouts in the severance and change-in-control scenarios) for its Named Executive Officers are reasonable and appropriate. Shareholders are encouraged to read the section of this proxy statement titled “Compensation Discussion and Analysis” as well as the tabular disclosure regarding Named Executive Officer compensation together with the accompanying narrative disclosure.

We are currently conducting “Say-on-Pay” advisory votes on an annual basis. The next “Say-on-Pay” vote is currently scheduled for the 2021 Annual Meeting. However, please see Company Proposal 3 regarding an advisory vote on the frequency of these “Say-on-Pay” votes.

Vote Required

Proxies received by Fifth Third Bancorp and not revoked prior to or at the Annual Meeting will be voted in favor of this non-binding advisory proposal unless otherwise instructed by the shareholder. Pursuant to our Code of Regulations, the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote on this proposal is required to approve this advisory proposal. Abstentions will have the same effect as a vote cast against this advisory proposal. Shares not voted on this advisory proposal by brokers and other entities holding shares on behalf of beneficial owners will not be counted as present to vote on this proposal and will have no effect on the outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADVISORY APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED PURSUANT TO THE DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

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COMPANY PROPOSAL 3

Company Proposal 3: Advisory Vote on Frequency of Votes on

Executive Compensation

(Item 4 on Proxy Card)

As required by Section 14A of the Exchange Act, we are seeking advisory shareholder approval of the frequency of advisory shareholder votes on compensation of the Named Executive Officers through the following resolution:

RESOLVED, that the shareholders advise that an advisory resolution with respect to executive compensation should be presented to the shareholders every one, two, or three years as reflected by their votes for each of these alternatives in connection with this resolution.

In voting on this resolution, you should mark your proxy for one, two, or three years based on your preference as to the frequency with which an advisory vote on executive compensation should be held. If you have no preference, you should abstain.

The Board believes that current best corporate practices and governance trends favor an annual advisory vote and has determined to hold an annual advisory vote. This would give shareholders the opportunity to react promptly to emerging trends in compensation, and give the Board and the Human Capital and Compensation Committee the opportunity to evaluate compensation decisions in light of yearly feedback from shareholders.

Because your vote is advisory, it will not be binding upon the Board. However, the Board will take into account the outcome of the vote when considering the frequency of advisory shareholder approval of the compensation of named executive officers.

Although we are only required to conduct an advisory vote on the frequency of votes on executive compensation every six years, we believe that holding an annual vote will allow the shareholders and our Board to promptly consider this frequency as emerging corporate practices and governance trends develop.

Vote Required

Proxies received by Fifth Third Bancorp and not revoked prior to or at the Annual Meeting will be voted in favor of “every 1 year” unless otherwise instructed by the shareholder. Pursuant to our Code of Regulations, the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote on this proposal is required to approve one of the selections under this advisory proposal. Abstentions will have the same effect as a vote cast against each of the time periods presented in this advisory proposal. Shares not voted on this advisory proposal by brokers and other entities holding shares on behalf of beneficial owners will not be counted as present to vote on this proposal and will have no effect on the outcome.

THE BOARD OF DIRECTORS RECOMMENDS HOLDING AN ADVISORY VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS EVERY “1 YEAR.”

2020 Proxy Statement	81

CERTAIN BENEFICIAL OWNERS

Under Section 13(d) of the Exchange Act, a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. Such beneficial owner under this definition need not enjoy the economic benefit of such security as of December 31, 2019. The following table contains information regarding the only persons who, to our knowledge, beneficially own more than five percent of our common stock as of February 15, 2020:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common stock	T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	71,361,962(1)	10.0%
Common stock	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	60,612,468(2)	8.7%
Common stock	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	47,463,674(3)	6.7%
(1)

T. Rowe Price Associates, Inc. owns the above holdings in its capacity as an investment advisor in accordance with SEC Rule 13d-1(b)(1)(ii)(E). According to the Schedule 13G filed with the SEC on February 14, 2020, in aggregate, T. Rowe Price Associates, Inc. and the affiliated entities included in Schedule 13G have sole voting power over 31,565,929 shares of common stock and have sole dispositive power over 71,361,962 shares of common stock.

(2)

The Vanguard Group owns the above holdings in its capacity as an investment advisor in accordance with SEC Rule 13d-1(b)(1)(ii)(E). According to the Schedule 13G filed with the SEC on February 12, 2020, in aggregate, the Vanguard Group and the affiliated entities included in the Schedule 13G have sole voting power over 1,080,779 shares of common stock, have shared voting power over 215,896 shares of common stock, have sole dispositive power over 60,612,468 shares of common stock, and have shared dispositive power over 1,216,744 shares of common stock.

(3)

BlackRock, Inc. owns the above holdings in its capacity as a parent company or control person in accordance with SEC Rule 13d-1(b)(1)(ii)(G). According to the Schedule 13G filed with the SEC on February 5, 2020, in aggregate, BlackRock, Inc. and the affiliated entities included in Schedule 13G have sole voting power over 40,958,471 shares of common stock and have sole dispositive power over 47,463,674 shares of common stock.

82	2020 Proxy Statement

2021 SHAREHOLDER PROPOSALS

Shareholder Proposals to be included in Fifth Third Bancorp’s Proxy Statement. In order for a shareholder proposal for the 2021 Annual Meeting of Shareholders to be eligible for inclusion in our proxy statement, it must comply with the requirements of Rule 14a-8 of the Exchange Act and must be received by Fifth Third Bancorp on or before November 4, 2020 at the following address or facsimile number:

Fifth Third Bancorp

c/o Fifth Third Legal Department

Office of the Corporate Secretary

38 Fountain Square Plaza

MD10909F

Cincinnati, Ohio 45263

Attn: Corporate Secretary

Facsimile: 513-534-6757

Notice of proxy access director nominees must be received by our Corporate Secretary at the address listed above no earlier than October 5, 2020 and no later than the close of business on November 4, 2020, assuming we do not change the date of our 2021 Annual Meeting of Shareholders by more than 30 days before or after the date of our 2020 Annual Meeting of Shareholders Meeting.

Shareholder Proposals not included in Fifth Third Bancorp’s Proxy Statement. Any shareholder who intends to propose any matter to be acted upon at the 2021 Annual Meeting of Shareholders without such proposal being included in our proxy statement as a shareholder proposal must send a notice to the Corporate Secretary using the address and facsimile number listed above no earlier than January 14, 2021 and no later than February 13, 2021. If notice is provided by February 13, 2021, and the proposal is voted upon, SEC rules permit the persons named as proxies for the 2021 Annual Meeting to exercise discretionary authority to vote upon such additional proposal if we advise shareholders in the proxy statement for the 2021 Annual Meeting how they intend to vote on it.

The notice to the Corporate Secretary must meet the requirements set forth in our Code of Regulations, which are summarized below.

The notice must include:

•

the name and address of the record shareholder as they appear in Fifth Third Bancorp’s books, and the name and address of any beneficial owner of the shares on whose behalf the record shareholder is acting, and, if different, the current name and address of the shareholder and any beneficial owner;

•

the class and number of shares of Fifth Third Bancorp held of record by the shareholder or beneficially owned as of the date of the notice, and a representation that the shareholder will notify Fifth Third Bancorp in writing within five (5) business days after the record date for such meeting of the class and number of shares of Fifth Third Bancorp held of record or beneficially owned on such record date;

•

any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the matter proposed;

•	such shareholder’s and any beneficial owner’s written consent to the public disclosure of information provided to Fifth Third Bancorp in the notice;

•	a representation that the shareholder intends to appear at the meeting to bring such nomination or other business before the meeting;

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2021 SHAREHOLDER PROPOSALS

•	and such other information as may reasonably be required by the Board of Directors and described in this proxy statement.

The notice must also include:

a)

any agreements, arrangements or understandings entered into by the shareholder or beneficial owner and their affiliates with respect to equity securities of Fifth Third Bancorp, including any put or call arrangements, derivative securities, short positions, borrowed shares or swap or similar arrangements, specifying in each case the effect of such agreements, arrangements or understandings on any voting or economic rights of equity securities of Fifth Third Bancorp, in each case as of the date of the notice and in each case describing any changes in voting or economic rights which may arise pursuant to the terms of such agreements, arrangements or understandings;

b)

to the extent not covered in clause (a) above, any disclosures that would be required pursuant to Item 5 or Item 6 of Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable to the shareholder or beneficial owner); and

c)

a representation that the shareholder will notify the Company in writing within five (5) business days after the record date for such meeting of the information set forth in clauses (a) and (b) above as of the record date.

If the notice relates to the nomination of directors, it must include for each nominee:

•

all information relating to such nominee that is required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

•

a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any material relationships, between or among the nominating shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting with them, and each proposed nominee, and his or her respective affiliates and associates, or others acting with them, including all information that would be required to be disclosed under Item 404 of Regulation S-K if the nominating shareholder and any beneficial owner, or any affiliate or associate or any person acting with them, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of the registrant; and

•

information necessary to make a determination of the eligibility of the nominee to serve as an independent director of Fifth Third Bancorp as defined by Rule 5605(a)(2) of the National Association of Securities Dealers listing standards and to meet the requirements of membership for each of the Committees of the Fifth Third Bancorp’s Board of Directors (which are contained in the charters of the Committees and are accessible on our website at www.53.com) and such information that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of the nominee.

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2021 SHAREHOLDER PROPOSALS

If the notice relates to any business other than nomination of directors, it must contain:

•

a description in reasonable detail of the business to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of the proposing shareholder and any beneficial owner in such business;

•

the text of the proposal or business (including the text of any resolutions proposed for consideration and, if the business includes a proposal to amend our Code of Regulations or Articles of Incorporation, the language of the proposed amendment); and

•

a description of all agreements, arrangements and understandings between the proposing shareholder, any beneficial owner, and any other person or persons (including their names) acting in connection with them in bringing the proposal of such business.

2020 Proxy Statement	85

OTHER BUSINESS

Our Code of Regulations provides that only such business will be conducted as is properly brought before the meeting in accordance with the procedures set forth in Article II, Section 11 of the Code of Regulations. Except as otherwise provided by law, our Articles, or our Code of Regulations, the determination of whether any business sought to be brought before the Annual Meeting of Shareholders is properly brought before such meeting will be made by the Chair of such meeting. If the Chair determines that any business is not properly brought before the meeting, then any such business will not be conducted or considered.

Discretion of Proxies. The Board of Directors does not know of any other business to be presented at the Annual Meeting and does not intend to bring other matters before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the Proxy will vote thereon according to their best judgment and interest of Fifth Third Bancorp. No other shareholder has informed us of any intention to propose any other matter to be acted upon at the Annual Meeting. Accordingly, the persons named in the accompanying Proxy are allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in this proxy statement.

Householding. Shareholders of record who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the notices or the proxy statement and proxy card for all shareholders having that address. The notice or proxy card for each shareholder will include that shareholder’s unique control number needed to vote his or her shares. This procedure reduces our printing costs and postage fees. If, in the future, you do not wish to participate in householding and prefer to receive your notice or proxy statement in a separate envelope, or if your household currently receives more than one Notice or Proxy Statement and in the future, you would prefer to participate in householding, please call us toll-free at 1-800-488-8035 in the U.S., or inform us in writing at: Fifth Third Bancorp, c/o D.F. King & Co., Inc., 48 Wall Street – 22nd Floor, New York, New York 10005, or by email at FITB@dfking.com. We will respond promptly to such requests.

For those shareholders who have the same address and last name and who request to receive a printed copy of the proxy materials by mail, we will send only one copy of such materials to each address unless one or more of those shareholders notifies us, in the same manner described above, that they wish to receive a printed copy for each shareholder at that address.

Beneficial shareholders can request information about householding from their bank, broker or other nominee.

Copies. A copy of our Annual Report on Form 10-K for the most recent fiscal year, as filed with the SEC, not including exhibits, will be mailed without charge to shareholders upon written request. Requests should be addressed to Investor Relations, 38 Fountain Square Plaza, MD 1090QC, Cincinnati, Ohio 45263 or by emailing ir@53.com. You can also view information and request documents from the Investor Relations page of Fifth Third’s website at www.ir.53.com. The Form 10-K includes certain listed exhibits, which will be provided upon payment of a fee covering our reasonable expenses.

By Order of the Board of Directors

Susan B. Zaunbrecher

Corporate Secretary

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is this document?

This document is called a proxy statement. This proxy statement includes information regarding the matters to be acted upon at the 2020 Fifth Third Bancorp Annual Meeting of Shareholders (the “Annual Meeting”) and certain other information required by the Securities and Exchange Commission (the “SEC”) and the rules of the Nasdaq Global Select Market (“Nasdaq”).

Our Annual Report for the year 2019, including financial statements, has been delivered or made available to all shareholders. Such report and financial statements are not a part of this proxy statement. This proxy statement, form of proxy, notice of Annual Meeting, Notice of Internet Availability, and the Annual Report are first being sent or made available to shareholders on or about March 4, 2020.

When is the Annual Meeting and where will it be held?

The Annual Meeting will be held on Tuesday, April 14, 2020, at the Renaissance Hotel, located at 36 East Fourth Street, Cincinnati, Ohio at 11:30 a.m. eastern daylight saving time.

Why am I being provided this proxy statement?

Fifth Third Bancorp (the “Company” or “Fifth Third”) is required by the SEC to give you, or provide you access to, this proxy statement because it is soliciting your proxy to vote your shares of Fifth Third stock at the Annual Meeting. The enclosed proxy statement summarizes information you need in order to vote at the Annual Meeting.

What is a proxy?

A proxy is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. When you designate a proxy, you may also direct the proxy how to vote your shares. Three Fifth Third directors, Emerson L. Brumback, Greg D. Carmichael, and Marsha C. Williams, have been designated as the proxies to cast the votes of Fifth Third’s shareholders at the Annual Meeting.

What actions are shareholders approving at the Annual Meeting?

Election of Directors. The Nominating and Corporate Governance Committee of the Board of Directors has recommended a slate of nominees for election to the Board of Directors. Information about these nominees may be found in the proxy statement section titled “Election of Directors.”

Company Proposal 1: Approval of Appointment of Auditors. This is a proposal to ratify the reappointment of Deloitte & Touche LLP as our independent external audit firm for 2020. This approval is not required by law to appoint an independent external audit firm, but the appointment is submitted by the Audit Committee in order to give shareholders a voice in the designation of the independent external audit firm. If this resolution is rejected by the shareholders, then the Audit Committee will reconsider its choice of independent external audit firm. Even if this resolution is approved, the Audit Committee, at its discretion, may direct the appointment of a different independent external audit firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareholders.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Company Proposal 2: Advisory Approval of Executive Compensation. Company Proposal 2 is an annual advisory vote to approve the compensation of our named executive officers (“NEOs”). The Board will strongly consider the outcome of this advisory vote in determining the compensation of such executives. In 2019, 92% of our shareholders who cast a vote on our executive compensation program voted to approve it.

Company Proposal 3: Advisory Vote to Determine Frequency of Executive Compensation Votes. Company Proposal 3 is an advisory vote to determine how often shareholders will be given the opportunity to approve the compensation of our NEOs: either every one, every two, or every three years. The Board will strongly consider the outcome of these votes in determining how often the shareholders are provided a say-on-pay vote. At the 2019 Annual Meeting, our shareholders supported the Board’s recommendation that shareholders be provided the option to cast an advisory vote every one year on the compensation of our NEOs. Accordingly, the Board decided to hold a “say-on-pay” vote annually.

What vote is required to approve the proposals considered at the Annual Meeting?

Election of Directors. As long as cumulative voting is not in effect, in an uncontested election of directors, each nominee for director receiving a greater number of votes “for” his or her election than votes “against” his or her election will be elected as a director. In the event of a contested election or if cumulative voting is in effect, the nominees receiving the greatest number of votes “for” his or her election shall be elected. Abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted and will have no effect on the outcome of the election.

Company Proposals 1-3. Company proposals 1-3 at the Annual Meeting require the affirmative vote of a majority of the common shares present in person or by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions have the same effect as a vote cast against a proposal. Shares not voted by brokers or other entities holding shares on behalf of beneficial owners will have no effect on the outcome.

It is important to vote your shares at the Annual Meeting.

Who may vote and what constitutes a quorum at the meeting?

Holders of Fifth Third common stock on February 21, 2020 are entitled to vote on every matter that is to be voted on at the Annual Meeting.

In order to conduct the Annual Meeting, a majority of shares of Fifth Third common stock entitled to vote at the Annual Meeting on every matter that is to be voted on must be present in person or by proxy. This is called a quorum. Shareholders who deliver valid proxies or vote in person at the meeting will be considered part of the quorum. Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjourned meeting. Abstentions will be counted as present and entitled to vote for purposes of determining a quorum. Broker “non-votes” (which are explained below) are counted as present and entitled to vote for purposes of determining a quorum.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

How many votes do I have?

Each share of Fifth Third common stock outstanding on February 21, 2020 is entitled to one vote on all proposals at the meeting. Only shareholders of record on our books at the close of business on February 21, 2020 will be entitled to vote at the Annual Meeting, either in person or by proxy. As of the close of business on February 21, 2020, there were approximately 711,132,684 shares of Fifth Third common stock outstanding and entitled to vote.

The shares represented by all properly executed proxies that are sent to us will be voted as designated and each not designated will be voted and counted as described below. Each person giving a proxy may revoke it by giving notice to us in writing or in open meeting at any time before it is voted.

If notice in writing is given by any shareholder to our President, a Vice President, or the Secretary not less than forty-eight (48) hours before the time fixed for holding a meeting of shareholders for the purpose of electing directors that a shareholder desires that the voting at such election shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of the meeting by the Chair or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as he or she possesses in voting for directors. This will not affect the voting procedures for the other proposals considered at the Annual Meeting.

Fifth Third bears the expense of soliciting proxies. Proxies will be solicited principally by mail, but may also be solicited by our directors, officers, and other regular employees, who will receive no additional compensation therefore in addition to their regular compensation. Brokers and others who hold stock on behalf of others will be asked to send proxy materials to the beneficial owners of the stock, and we will reimburse them for their expenses. We have retained D.F. King & Co., a proxy solicitation firm to assist us in soliciting proxies. We anticipate that the costs of D.F. King’s proxy solicitation services will be approximately $13,000, plus reasonable out-of-pocket expenses.

How do I vote?

Record Shareholders. A shareholder who owns shares in Fifth Third directly, and not through a broker, bank, or other nominee (“record holder” or “record shareholder”), may vote in person at the Annual Meeting by filling out a ballot or may authorize a proxy to vote on his or her behalf. There are three ways to authorize a proxy:

1.	Internet: You may access the proxy materials on the Internet at www.cesvote.com and follow the instructions on the proxy card or on the Notice of Internet Availability.

2.	Telephone: You may call toll-free 1-888-693-8683, and follow the instructions on the proxy card or on the Notice of Internet Availability.

3.	Mail: If you received your proxy materials by mail, you may vote by signing, dating, and mailing the enclosed proxy card in the postage-paid envelope provided.

Shareholders who vote over the Internet may incur costs, such as telephone and Internet access charges, for which the shareholder is responsible. The Internet and telephone voting procedures are designed to authenticate a shareholder’s identity and to allow a shareholder to vote his or her shares and confirm that his or her instructions have been properly recorded. You may use the Internet or telephone to submit your proxy until 11:00 a.m., eastern daylight saving time, on the morning of the Annual Meeting, April 14, 2020.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Street Name Shareholders. Shareholders who hold shares in “street name,” that is, through a broker, bank, or other nominee (“beneficial holder” or “street name shareholder”), should instruct their nominee to vote their shares by following the instructions provided by the nominee. Your vote as a shareholder is important. Please vote as soon as possible to ensure that your vote is recorded. Please see “Can my broker vote for me?” below.

What if I sign and date my proxy but do not provide voting instructions?

A proxy that is signed and dated, but which does not contain voting instructions, will be voted as follows:

•	“FOR” the election of each of the directors nominated by the Fifth Third Bancorp Nominating and Corporate Governance Committee;

•	“FOR” the approval of the selection of Deloitte & Touche LLP as the Company’s independent external audit firm (Company Proposal 1);

•	“FOR” the advisory vote on executive compensation (Company Proposal 2); and

•	“FOR” holding an advisory vote for approval of the compensation of the Company’s executives every “1 Year” (Company Proposal 3).

Can my broker vote for me?

If you are a beneficial holder of shares and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares generally has discretionary authority to vote on “routine” matters without receiving instructions from you but cannot vote on “non-routine” matters unless you provide instructions. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on that matter with respect to your shares. This is generally referred to as a “broker non-vote.”

All proposals at the Annual Meeting except Company Proposal 1 (Approval of the Selection of Auditors) are considered non-routine matters under applicable rules. A broker, bank, or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with the election of directors and Company Proposals 2 and 3. It is important to instruct your broker, bank, or other nominee to vote your shares.

The approval of the selection of Deloitte & Touche LLP as the Company’s independent external audit firm for 2020 (Company Proposal 1) is considered a routine matter under applicable rules. A broker or other nominee generally exercises its discretionary authority to vote on routine matters without instructions. Although brokers and other nominees are not required to exercise discretionary authority, we expect that no broker non-votes will exist in connection with Company Proposal 1.

90	2020 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What happens if the meeting is postponed or adjourned?

Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting by filing with us an instrument revoking it, filing a duly executed proxy bearing a later date (including a proxy given over the Internet or by telephone), or by attending the meeting and electing to vote in person. Even if you plan to attend the Annual Meeting, you are encouraged to vote your shares by proxy.

How are proxy materials delivered?

We control costs by following SEC rules that allow for the delivery of proxy materials to our shareholders primarily through the Internet. In addition to reducing the amount of paper used in producing these materials, this method lowers the costs associated with mailing the proxy materials to shareholders. Record holders will have a Notice of Internet Availability of Proxy Materials delivered directly to their mailing address. Beneficial holders will have a Notice of Internet Availability of Proxy Materials forwarded to them by the intermediary that holds the shares. Shareholders who have requested paper copies of all proxy materials and certain institutional and other shareholders will also receive paper copies of the other proxy materials including this proxy statement, the 2019 Annual Report of Fifth Third Bancorp, and a proxy card or voting instruction sheet.

If you received only a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request a copy by following the instructions on the notice. The Notice of Internet Availability of Proxy Materials also contains instructions for accessing and reviewing the proxy materials over the Internet and provides directions for submitting your vote over the Internet.

What if I share an address and a last name with other Fifth Third shareholders?

To reduce the expenses of delivering duplicate proxy materials to shareholders, we are relying upon SEC “householding” rules that permit delivery of only one set of applicable proxy materials to multiple shareholders who share an address and have the same last name, unless we receive contrary instructions from any shareholder at that address. Shareholders of record who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the notices or the proxy statement and proxy card for all shareholders having that address. The notice or proxy card for each shareholder will include that shareholder’s unique control number needed to vote his or her shares. This procedure reduces our printing costs and postage fees. If, in the future, you do not wish to participate in householding and prefer to receive your Notice or Proxy Statement in a separate envelope, or if your household currently receives more than one Notice or Proxy Statement and in the future, you would prefer to participate in householding, please call 1-800-488-8035 (toll-free) in the U.S., or inform us in writing at: Fifth Third Bancorp, c/o D.F. King & Co., Inc., 48 Wall Street—22nd Floor, New York, NY 10005, or by email at FITB@dfking.com. Requests will be responded to promptly.

For those shareholders who have the same address and last name and who request to receive a printed copy of the proxy materials by mail, we will send only one copy of such materials to each address unless one or more of those shareholders notifies us, in the same manner described above, that the shareholder(s) wish to receive a printed copy for each shareholder at that address.

2020 Proxy Statement	91

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Beneficial shareholders can request information about householding from their banks, brokers, or other holders of record.

How do I request a paper or e-mail copy of the proxy materials?

Record Shareholders. Record holders may request a paper or e-mail copy of the proxy materials by following the instructions below. You will be asked to provide your 11-digit control number located on your proxy card or Notice of Internet Availability.

1.	Call the toll-free telephone number 1-800-516-1564 and follow the instructions provided;

2.	Access the website www.SendMaterial.com and follow the instructions provided; or

3.

Send an e-mail to papercopy@SendMaterial.com with your control number in the subject line. Unless you instruct otherwise, we will reply to your e-mail with links to the proxy materials in PDF format for this meeting only.

Please make your request for a copy on or before March 31, 2020 to facilitate timely delivery.

Street Name Shareholders. Beneficial holders, also known as street name shareholders, should request copies of the proxy materials by following the instructions provided by their bank, broker, or other nominee.

Can I attend the Annual Meeting?

You can attend the Annual Meeting if you are a:

1.	Record holder of Fifth Third common stock;

2.	Beneficial holder of Fifth Third common stock; or

3.	Authorized representative of persons or entities who are beneficial holders of Fifth Third common stock.

In addition to a valid photo ID or other satisfactory proof of identification, you should bring the following items to be admitted to the Annual Meeting:

A.	Record holders must present the admission ticket attached to their proxy card or Notice of Internet Availability.

B.

Beneficial holders must present evidence of their ownership. Materials that appropriately evidence ownership include: a notice regarding the availability of proxy materials, the top portion of a voting instruction form, or a recent proxy or letter from the bank, broker, or other intermediary that holds the beneficial holders’ shares and which confirms the beneficial holders’ ownership of those shares.

C.

In addition to any evidence required under (B) above for beneficial holders, authorized representatives of beneficial holders must present a letter from the record holder certifying as to the beneficial ownership of the entity they represent and a letter from the beneficial holder certifying as to their status as an authorized representative.

No recording devices, photographic equipment, or bullhorns will be permitted into the Annual Meeting. No written materials may be distributed by any person at or within physical proximity to the Annual Meeting. The Chair of the Annual Meeting shall have the power to silence or have removed any person in order to ensure the orderly conduct of the Annual Meeting. Fifth Third representatives will be at the entrance to the Annual Meeting and these representatives will have the authority, on the Company’s behalf, to determine whether the admission policy and procedures are being followed and whether you will be granted admission to the Annual Meeting.

92	2020 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

How do I propose actions for the 2021 Annual Meeting of Shareholders?

Shareholder Proposals to be included in our 2021 Proxy Statement. In order for a shareholder proposal for the 2021 Annual Meeting of Shareholders to be eligible for inclusion in our proxy statement, it must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”), and must be received by us on or before the date provided on page 83 at the address or facsimile number provided on page 83.

Shareholder Proposals not included in our 2021 Proxy Statement. Any shareholder who intends to propose any matter to be acted upon at the 2021 Annual Meeting of Shareholders without such proposal being included in the Company’s proxy statement as a shareholder proposal must send a notice to the Corporate Secretary during the period referenced on page 83 using the address and facsimile number listed on page 83.

Who can I call for help in voting my shares?

If you have any questions or need assistance voting your shares, please call D.F. King & Co., Inc., which is assisting us, toll-free at 1-800-488-8035.

Who can I contact with questions about my investment in Fifth Third?

Shareholders who wish to speak to a Fifth Third representative regarding their investment in Fifth Third may communicate directly with our Investor Relations Department by calling 866-670-0468. In addition, shareholders may communicate in writing directly with the Investor Relations Department by sending a letter to 38 Fountain Square Plaza, MD 1090QC, Cincinnati, OH 45263 or by emailing ir@53.com. You can also view information and request documents from the Investor Relations page of our website at www.ir.53.com.

2020 Proxy Statement	93

ANNEX A: REGULATIONS FOR CONDUCT

REGULATIONS FOR CONDUCT AT THE APRIL 14, 2020 ANNUAL MEETING

OF SHAREHOLDERS OF FIFTH THIRD BANCORP

We welcome you to the 2020 Annual Meeting of Shareholders of Fifth Third Bancorp. In order to provide a fair and informative Meeting, we ask you to honor the following regulations for the Meeting.

1.        GENERAL ORDER OF BUSINESS. The business of the Meeting will be taken up as set forth in the Agenda attached to these Regulations. Annual Meetings are business meetings, and they can be effective only if conducted in an orderly, business-like manner. Strict rules of parliamentary procedure will not be followed. The Chairman of the Meeting has sole authority to preside over the Meeting and make any and all determinations with respect to the conduct of the Meeting. Any action taken by the Chairman at the Meeting will be final, conclusive and binding on all persons. The Secretary of the Bancorp shall act as secretary of the Meeting.

2.        VOTING AT THE MEETING. Every shareholder having the right to vote shall be entitled to vote in person or by proxy at the Meeting. If you have already voted by proxy, there is no need to vote by ballot, unless you wish to change your vote. The polls shall be opened immediately after completion of the nominations, and shall remain open until closed by the Chairman. After the closing of the polls, no further voting shall be permitted and no further proxies, ballots or evidence shall be accepted by the Inspectors of Election.

3.        ITEMS OF BUSINESS; SHAREHOLDER PROPOSALS – THREE MINUTE LIMIT. Matters not set forth in the Agenda may be proposed by shareholders of record in accordance with the federal securities laws, the Ohio Revised Code and our Code of Regulations. Shareholder proposals will be entertained in the following order: first, any proposals of which the Bancorp was informed prior to the commencement of this Meeting; and then, any other proposals properly made in accordance with these Regulations. Each proposing shareholder will be allotted three minutes in which to present the proposal and any desired remarks in support thereof. Properly introduced motions need not be seconded in order to be considered by the shareholders at this Meeting.

4.        QUESTIONS/STATEMENTS BY SHAREHOLDERS – ONE MINUTE LIMIT. To ask a question or to speak at the Meeting you must be either a shareholder of record as of February 21, 2020 or a person named in a proxy given by such a shareholder. There will be one period for questions and statements by shareholders as set forth on the Agenda attached to these Regulations. Remarks and questions will be limited to one minute per shareholder and to one comment or question at a time. Additional turns to speak may be allowed as time permits.

If you wish to speak, please raise your hand and wait until you are recognized. When you are recognized, please state your name, place of residence, and whether you are a Fifth Third shareholder or a holder of a shareholder proxy, and, in the latter case, identify the shareholder on whose behalf you are speaking. All questions should be directed to the Chairman, who may call on other persons to respond or further direct questions when appropriate.

The Chairman will stop discussions which are repetitive, derogatory, over the time limit, irrelevant to the business of the Bancorp or the items on the Agenda for the Meeting, related to pending or threatened litigation, regulatory proceedings or similar actions or otherwise inappropriate.

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ANNEX A: REGULATIONS FOR CONDUCT

5.        MISCELLANEOUS. No recording devices, photographic equipment or bullhorns will be permitted into the Meeting. No written materials may be distributed by any person at or in physical proximity to the Meeting. The Chairman of the Meeting shall have the power to silence or have removed any person in order to ensure the orderly conduct of the Meeting.

THANK YOU FOR YOUR COOPERATION AND ENJOY THE MEETING.

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AGENDA

Annual Meeting of Shareholders

APRIL 14, 2020

Call to Order

Introductions

Approval of 2019 Minutes

Nomination and Election of Directors

Approval of the Selection of Auditors

Approval of Executive Compensation

Determination of Frequency of Votes on Executive Compensation

Question and Answer Session

Announcement of Voting Results on All Matters Presented

Adjournment

2020 Proxy Statement

38 FOUNTAIN SQUARE PLAZA

CINCINNATI, OHIO 45263

(800) 972-3030

VOTE BY INTERNET	WWW.CESVOTE.COM

Use the Internet to submit your proxy until 11:00 a.m., eastern daylight saving time, on the morning of the Annual Meeting, April 14, 2020. Have your proxy card in hand when you access the website listed above and follow the instructions provided.

VOTE BY TELEPHONE	1-888-693-8683

Use any touch-tone telephone to submit your proxy until 11:00 a.m., eastern daylight saving time, on the morning of the Annual Meeting, April 14, 2020. Have your proxy card in hand when you call and follow the instructions provided.

VOTE BY MAIL

Please mark, sign, date, and promptly mail your proxy card using the postage-paid envelope provided or return your proxy card to: Fifth Third Bancorp, c/o Corporate Election Services, PO Box 1150, Pittsburgh, PA 15230 to ensure that your vote is received prior to the Annual Meeting on April 14, 2020.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a	Access the Website and	Sign and return your proxy
touch-tone telephone:	submit your proxy:	in the postage-paid
1-888-693-8683	www.cesvote.com	envelope provided.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of meeting, proxy statement, and proxy card are available at www.ViewMaterial.com/fitb

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH ALONG THE PERFORATION,

    MARK, SIGN, DATE, AND RETURN THE BOTTOM PORTION USING THE ENCLOSED ENVELOPE.

FIFTH THIRD BANCORP	ANNUAL MEETING PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Emerson L. Brumback, Greg D. Carmichael, and Marsha C. Williams, and each of them, with full power of substitution and power to act alone, as proxies to vote all shares of stock of FIFTH THIRD BANCORP which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of the Shareholders of Fifth Third Bancorp, to be held April 14, 2020 at the Renaissance Hotel, at 36 East Fourth Street, Cincinnati, Ohio, and at any adjournments or postponements thereof.

In their discretion, the PROXIES are authorized to vote upon such other business as may properly come before the meeting. This PROXY when executed will be voted in the manner directed herein by the undersigned SHAREHOLDER(S). If no direction is made, this PROXY will be voted FOR the election of Directors, FOR Items 2 and 3, and FOR 1 Year on Item 4.

, 2020
Shareholder Sign Here	Date

, 2020
Shareholder (Joint Owner) Sign Here	Date

Please sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, corporation, trustee, guardian, or custodian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Annual Meeting of Shareholders of

FIFTH THIRD BANCORP

Renaissance Hotel, 36 East Fourth Street, Cincinnati, Ohio,

at 11:30 a.m., eastern daylight saving time, April 14, 2020.

Upon arrival, please present this

admission ticket and photo identification

at the registration desk.

Please tear off this Admission Ticket. If you plan to attend the Annual Meeting of Shareholders, you will need this ticket to gain entrance to the meeting. This ticket is valid to admit the shareholder to the Annual Meeting.

The Annual Meeting of Shareholders will be held at the following address:

The Renaissance Hotel, at 36 East Fourth Street, Cincinnati, Ohio,

at 11:30 a.m., eastern daylight saving time, April 14, 2020. You must present this ticket to gain admission to the meeting. You should send in your proxy or vote electronically even if you plan to attend the meeting.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH ALONG THE PERFORATION,

    MARK, SIGN, DATE, AND RETURN THE BOTTOM PORTION USING THE ENCLOSED ENVELOPE.

The Board of Directors recommends a vote “FOR” the election of Directors, “FOR” Items 2 and 3, and FOR “1 YEAR” on Item 4.

1.	Election of all members of the Board of Directors to serve until the Annual Meeting of Shareholders in 2021:

Nominees:	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
(01) Nicholas K. Akins	❑	❑	❑	(08) C. Bryan Daniels	❑	❑	❑
(02) B. Evan Bayh, III	❑	❑	❑	(09) Thomas H. Harvey	❑	❑	❑
(03) Jorge L. Benitez	❑	❑	❑	(10) Gary R. Heminger	❑	❑	❑
(04) Katherine B. Blackburn	❑	❑	❑	(11) Jewell D. Hoover	❑	❑	❑
(05) Emerson L. Brumback	❑	❑	❑	(12) Eileen A. Mallesch	❑	❑	❑
(06) Jerry W. Burris	❑	❑	❑	(13) Michael B. McCallister	❑	❑	❑
(07) Greg D. Carmichael	❑	❑	❑	(14) Marsha C. Williams	❑	❑	❑

2.	Approval of the appointment of the firm of Deloitte & Touche LLP to serve as the independent external audit firm for the Company for the year 2020:

❑ FOR	❑ AGAINST	❑ ABSTAIN

3.	An advisory approval of the Company’s executive compensation:

❑ FOR	❑ AGAINST	❑ ABSTAIN

4.	An advisory vote to determine whether the shareholder vote on the compensation of the Company’s executives will occur every 1, 2, or 3 years:

❑ 1 YEAR	❑ 2 YEARS	❑ 3 YEARS	❑ ABSTAIN

(Continued, and please sign on reverse side.)